Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

HYPO REAL ESTATE CAPITAL CORPORATION

AND

HRECC SUB INC.

AND

QUADRA REALTY TRUST, INC.

Dated as of January 28, 2008

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 28, 2008, is made by and among Hypo Real Estate Capital Corporation, a Delaware corporation (“Parent”), HRECC Sub Inc., a Maryland corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Quadra Realty Trust, Inc., a Maryland corporation (the “Company”).

RECITALS

WHEREAS, the Company is an externally advised, externally managed commercial mortgage real estate investment trust whose external advisor and manager is Parent, an indirect wholly-owned subsidiary of Hypo Real Estate Holding AG, a German corporation listed on the Frankfurt am Main Stock Exchange (the “Ultimate Parent”);

WHEREAS, on the terms and subject to the conditions set forth herein, including Annex A hereto, Merger Sub has agreed to commence (within the meaning of Rule 14d–2 under the Exchange Act) an offer (as amended or supplemented in accordance with this Agreement, the “Offer”), in compliance with Section 14(d)(1) of the Exchange Act, to purchase for cash all of the issued and outstanding shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at a price of $10.6506 per share (subject to reduction as contemplated by this Agreement and applicable withholding Tax) net to the seller in cash (such price, or any higher price per share of Common Stock as may be paid by Merger Sub pursuant to the terms of the Offer, the “Offer Price”);

WHEREAS, the Board of Directors of the Company will declare a special dividend of $0.3494 per share payable to stockholders of record as of the close of business on the day immediately prior to the consummation of the Offer, to be paid immediately prior to consummation of the Offer;

WHEREAS, following the consummation of the Offer, the parties intend that Merger Sub be merged with and into the Company (the “Merger”) with the Company surviving the Merger as a wholly-owned subsidiary of Parent (the “Surviving Company”), whereby the remaining shares of Common Stock will be converted into the right to receive the Offer Price upon the terms and subject to the conditions of this Agreement;

WHEREAS, the board of directors of the Company (the “Board of Directors”), acting upon the recommendation of the special committee of the Board of Directors (the “Special Committee”), has (i) determined that the Offer, the Merger, this Agreement and the other transactions contemplated hereby are advisable and fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement and (iii) resolved to recommend that stockholders of the Company accept the Offer and, to the extent required by applicable law, approve the Merger and this Agreement;

WHEREAS, the board of directors of each of Parent and Merger Sub has approved this Agreement and declared it to be advisable and in the best interests of Merger Sub and Parent, Merger Sub’s sole stockholder, for Merger Sub to consummate the Offer and the Merger, upon the terms and subject to the conditions provided herein;

WHEREAS, the Special Committee has received the opinion of the Company Financial Advisor that the consideration to be received by the holders of Common Stock pursuant to the Offer and the Merger is fair to such holders from a financial point of view; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe certain conditions to the Offer and the Merger, as set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements set forth herein, and intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Certain Definitions. For purposes of this Agreement, the term:

“Affiliate” of any Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.

“Business Day” has the meaning ascribed to such term in Rule 14d-1 under the Exchange Act.

“Certificate” shall mean any certificate evidencing shares of common stock of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Incentive Plans” shall mean the Company’s equity compensation plans, including the Quadra Realty Trust Inc. Equity Plan, effective as of February 13, 2007, the Quadra Realty Trust Inc. Manager Equity Plan, effective as of February 13, 2007, and the Independent Director Plan.

“Company Proxy/Information Statement” means any proxy statement or information statement, as applicable, relating to the approval of the Merger and this Agreement by the Company’s stockholders prepared, if required, in accordance with applicable law and including any information required to be included therein by Schedule 13E-3 pursuant to Rule 13e-3 promulgated under the Exchange Act.

“Company Subsidiary” means a Subsidiary of the Company, all of which Subsidiaries are listed on Section 5.1(b) of the Company Disclosure Schedule.

“Competing Proposal” shall mean any inquiry, proposal, offer or expression of interest by any Third Party, whether in one transaction or a series of related transactions, relating to any (a) merger, consolidation, share exchange, business combination or similar transaction involving the Company, (b) sale, exchange, transfer or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of the Company or the Company Subsidiaries representing 15% or more of the consolidated total assets of the Company and the Company Subsidiaries to a single purchaser or group of related purchasers, (c) issuance, sale or other disposition (including by way of merger, consolidation, share exchange or any similar transaction), other than to Parent or any Affiliate of the Parent, of securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 15% or more of the votes associated with the outstanding securities of the Company, (d) tender offer or exchange offer in which any Person shall acquire “beneficial ownership” (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 15% or more of the outstanding shares of any class of voting securities of the Company, (e) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to the Company in which a Third Party shall acquire beneficial ownership of 15% or more of the outstanding shares of any class of voting securities of the Company or (f) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term

“Competing Proposal” shall not include the Offer, the Merger or the other transactions contemplated by this Agreement and the term “Competing Proposal” shall not include any offer to purchase one or more individual mortgage assets from time to time held for sale by the Company in the ordinary course of business and not in violation of the terms of this Agreement. Any material modification of a Competing Proposal (including any modification of economic terms) shall constitute a new Competing Proposal.

“Contract” means any note, bond, debenture, mortgage, indenture, deed of trust, loan, guarantee, credit agreement, franchise concession, contract, agreement, permit, license, lease, purchase order, sales order, arrangement or other commitment, obligation or understanding, whether written or oral.

“Covered SEC Reports” means all Company SEC Reports filed with or furnished to the SEC and publicly available prior to the date of this Agreement (except, in each case, for the forward looking statements and any risk factors contained therein).

“Employee Program” shall mean (i) each “employee benefit plan” within the meaning of Section 3(3) of ERISA, and (ii) each stock purchase, stock option, equity (or equity-based), severance, employment, consulting, retention, change-of-control, bonus, incentive, deferred compensation, fringe benefit and other compensation or benefit plan, agreement, program, policy, practice, commitment or other arrangement, whether or not subject to ERISA, for the benefit of current or former directors, officers or employees of the Company or the Company Subsidiaries and maintained or sponsored by the Company or any of the Company Subsidiaries or any beneficiary or dependent thereof or to which the Company or any of the Company Subsidiaries contributes or has the obligation to contribute, excluding multiemployer plans within the meaning of Section 3(37) of ERISA (including, without limitation, the Company Incentive Plans).

“Environmental Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, order, decree, judgment, injunction, or other binding requirement, or common law, relating to health, safety or the protection, cleanup or restoration of the environment or natural resources, including those relating to the distribution, processing, generation, treatment, storage, disposal, transportation, other handling or Release or threatened Release of Hazardous Material.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Authority” means any international, supranational, national, provincial, regional, federal, state, municipal or local government, any instrumentality, subdivision, court, administrative or regulatory agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Hazardous Material” means any material, including, without limitation, pollutants, contaminants, hazardous or toxic substances or wastes, that is regulated by or may give rise to liability under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” shall mean, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money, whether secured or unsecured, (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business, (d) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (e) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases, (f) all indebtedness created or arising under any conditional sale or other title retention agreements relating to property purchased or acquired by such Person, (g) all indebtedness secured by any lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is non-recourse to the credit of such Person, and (h) all guarantees of such Person of any such Indebtedness of any other Person.

“Independent Director Plan” shall mean the Quadra Realty Trust, Inc. Independent Director Deferred Compensation Plan, effective as of February 13, 2007.

“IRS” means the United States Internal Revenue Service.

“law” means any U.S. federal or state law, local or municipal law, or foreign or other law, statute, constitution, ordinance, code, edict, decree, judgment, order, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of a Governmental Authority, including, without limitation, all Environmental Laws, ERISA and the Foreign Corrupt Practices Act of 1977, as amended.

“Liens” means, with respect to any properties or assets, any mortgage, deed of trust, deed to secure debt, pledge, hypothecation, assignment, security interest, lien, Tax lien, assessment, adverse claim, levy, charge, liability or encumbrance in respect of such properties or assets.

“Management Agreement” means that certain Management Agreement dated as of February 15, 2007 by and between the Company and Parent.

“Material Adverse Effect” means, with respect to the Company, any development, occurrence, effect, event or change that (i) has a material adverse effect on the business, operations, properties, financial condition, results of operations or assets of the Company and the Company Subsidiaries, taken as a whole (provided, however, that Material Adverse Effect shall not be deemed to include any developments, occurrences, effects, events or changes to the extent resulting from (A) changes, after the date hereof, in general political, economic or business conditions (including the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or acts of terrorism or earthquakes, hurricanes, other natural disasters or acts of God) affecting the business or industry in which the Company operates, except to the extent that such changes in general political, economic or business conditions have a materially disproportionate adverse effect on the Company relative to the Peer Group; (B) changes, after the date hereof, in general financial and capital market conditions except to the extent that such changes have a materially disproportionate adverse effect on the Company relative to the Peer Group, (C) changes, after the date hereof, in laws of general applicability or interpretations thereof by courts or Governmental Authorities, (D) changes, after the date hereof, in GAAP applicable to the business or industry in which the Company operates generally, (E) any resignation, death, retirement or other termination of employment of any employee of Parent or termination or repudiation of the Management Agreement by Parent, or (F) the announcement or performance of the transactions contemplated hereby or the consummation of the transactions contemplated hereby), and none of the foregoing matters in (A) through (F) shall be considered in determining whether a Material Adverse Effect has occurred; or (ii) has a material adverse effect on the Company’s ability to timely consummate the Merger or perform its obligations under this Agreement.

“Material Contracts” shall mean the following written Contracts (and all amendments, modifications and supplements thereto and all side letters to which the Company or any Company Subsidiary is a party affecting the obligations of any party thereunder) to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound: (i) any partnership, limited liability company or joint venture agreement with any third party; (ii) any agreement for the sale, option to sell, right of first refusal, right of first offer or any other contractual right to sell, dispose of, by merger, purchase or sale of assets or stock or otherwise (or material interest therein or portion thereof) of any real or personal property; (iii) any Contract, letter of credit or other agreements or instruments evidencing Indebtedness for borrowed money by the Company or any Company Subsidiary or any such agreement pursuant to which Indebtedness for borrowed money may be incurred, or evidencing security for any of the foregoing; (iv) agreements that purport to limit, curtail or restrict the ability of the Company or any Company Subsidiary to (A) engage in any line of business, (B) compete with any specifically identified Person, or (C) compete in any geographic area; (v) any other Contracts filed or required to be filed as exhibits to the Company SEC Reports pursuant to Item 601(b)(10) of Regulation S-K of Title 17, Part 229 of the Code of Federal Regulations; (vi) any interest rate cap, interest rate collar, interest rate swap, currency hedging transaction and any other agreement relating to a similar transaction to which the Company or any Company Subsidiary is a party or an obligor with respect thereto; and (ix) each other Contract (including, without limitation, any brokerage agreements) entered into by the Company or any Company Subsidiary, which may result in total payments by or liability of the Company or any Company Subsidiary in excess of $150,000.

“MGCL” means the Maryland General Corporation Law.

“NYSE” means the New York Stock Exchange.

“Peer Group” means the peer group of commercial mortgage REITs consisting of Arbor Realty Trust Inc., Gramercy Capital Corp., NorthStar Realty Finance Corp. and JER Investors Trust Inc.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or into or out of any property, including the movement of any Hazardous Material through or in the air, soil, surface water, groundwater or property.

“Representatives” means any one or more of a party’s officers, directors, employees, agents, counsel, accountants, financial advisors, lenders, consultants and other representatives.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Short-Form Merger” means a merger of a parent with its subsidiary effected without a meeting or vote of the stockholders of the subsidiary pursuant to Section 3-106 of the MGCL.

“Subsidiary” means, when used with reference to any party, any corporation, limited liability company, partnership, trust, joint venture or other legal entity, whether incorporated or unincorporated, of which: (a) such party or any other subsidiary of such party is a general partner, manager or Person who possesses, by statute, contract or otherwise, the power and authority to direct and control the activities of such corporation, limited liability company, partnership, trust, joint venture or other legal entity; (b) voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, limited liability company, partnership, trust, joint venture or other organization is held by such party or by any one or more of its subsidiaries, or by such party and any one or more of its subsidiaries; or (c) at least 50% of the equity securities therein is, directly or indirectly, owned or controlled by such party or by one or more of its subsidiaries, or by such party and any one or more of its subsidiaries.

“Superior Proposal” means a bona fide written Competing Proposal (on its most recently amended and modified terms, if amended and modified, and except that, for purposes of this definition, the references in the definition of “Competing Proposal” to “15%” shall be replaced by “50%”) made by a Third Party (which Competing Proposal was not solicited, initiated, encouraged or facilitated in violation of Section 8.7 of this Agreement) that the Board of Directors determines (after taking into account all aspects of the Competing Proposal, the party making the Competing Proposal and any amendments proposed by Parent to this Agreement and the Merger in response to receipt by the Company of such Competing Proposal) in its good faith judgment (after receiving the advice of its independent financial advisors and outside legal counsel and after taking into account all legal, financial, regulatory and other aspects of the proposal, including the likelihood and timing of consummation and the financing terms thereof) is superior from a financial point of view to the transaction set forth in this Agreement and which the Board of Directors has determined in good faith (after receiving the advice of its independent financial advisors and outside legal counsel and after taking into account all legal, financial, regulatory and other aspects of the proposal) is reasonably capable of being consummated without undue delay (taking into account the financability of such proposal and any material contingencies).

“Tax” means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority or any obligation to pay taxes imposed on any entity for which a party to this Agreement or a Subsidiary thereof is liable as a result of any indemnification provision or other contractual obligation.

“Tax Returns” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

“Third Party” shall mean a Person or entity working in concert with a Person, other than the Company, Parent or any Affiliate of the Company or the Parent, who makes a Competing Proposal.

Section 1.2. Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“Acceptance Date”	Section 2.1(e)
“Agreement”	Preamble
“Articles of Merger”	Section 3.2
“Balance Sheet”	Section 5.7(b)
“Board Actions”	Section 2.2(a)
“Board of Directors”	Recitals
“Break-Up Fee”	Section 10.3(b)

“Change of Recommendation”	Section 8.7(e)
“Claim”	Section 8.8(a)
“Closing”	Section 3.3
“Closing Date”	Section 3.3
“Common Stock”	Recitals
“Company”	Preamble
“Company Acquisition Agreement”	Section 8.7(e)
“Company Disclosure Schedule”	Preamble to Article V
“Company Financial Advisor”	Section 5.15
“Company Property”	Section 5.12
“Company Schedule 13E-3”	Section 2.2(a)
“Company SEC Reports”	Section 5.7(a)
“Company Securities”	Section 5.3(a)
“Company Stockholder Approval”	Section 5.2
“Company Stockholder Meeting”	Section 8.1(a)
“Confidentiality Agreement”	Section 8.4
“Deferred Compensation Payment”	Section 4.5(b)
“Deferred Compensation Units”	Section 4.5(b)
“Effective Time”	Section 3.2
“End Date”	Section 10.1(b)
“Exchange Agent”	Section 4.2(a)
“Exchange Fund”	Section 4.2(a)
“Excluded Party”	Section 8.7(b)
“Excluded Party Break-Up Fee”	Section 10.3(b)(ii)
“Existing Loans”	Section 7.1(g)
“Expiration Date”	Section 2.1(d)
“Indemnified Party”	Section 8.8(b)
“Intellectual Property Rights”	Section 5.20
“Maryland Courts”	Section 11.9(b)
“Merger”	Recitals
“Merger Consideration”	Section 4.1(c)
“Merger Sub”	Preamble
“Minimum Condition”	Annex A
“Money Laundering Laws”	Section 5.25(b)
“Notice Period”	Section 8.7(e)(A)
“Offer”	Recitals
“Offer Conditions”	Section 2.1(a)
“Offer Documents”	Section 2.1(c)
“Offer Price”	Recitals
“Other Filings”	Section 8.3
“Parent”	Preamble
“Parent Expense Reimbursement”	Section 10.3(c)
“Participant”	Section 4.5(b)
“Preferred Stock”	Section 5.3(a)
“Qualifying Transaction”	Section 10.3(b)(i)
“Recommendation”	Section 2.2(a)

“REIT”	Section 5.11(e)
“Restricted Share”	Section 4.5(a)
“Restraint”	Section 9.1(b)
“Share Purchase Date”	Section 2.3(a)
“Schedule 14D-9”	Section 2.2(a)
“Schedule TO”	Section 2.1(c)
“SDAT”	Section 3.2
“Solicitation Period End Date”	Section 8.7(a)
“SOX”	Section 5.7(a)
“Special Committee”	Recitals
“Superior Termination”	Section 8.7(e)
“Surviving Company”	Recitals
“Takeover Statute”	Section 5.24
“Top-Up Option”	Section 2.4(a)
“Top-Up Option Shares”	Section 2.4(a)
“Ultimate Parent”	Recitals

ARTICLE II

THE TENDER OFFER

Section 2.1. The Offer.

(a) Provided that this Agreement shall not have been terminated in accordance with Section 10.1 and no event shall have occurred and no circumstance shall exist which would result in a failure to satisfy any of the conditions set forth in Annex A hereto (as they may be amended in accordance with this Agreement, the “Offer Conditions”), Merger Sub shall commence, and Parent shall cause Merger Sub to commence (within the meaning of Rule 14d-2 under the Exchange Act), the Offer as promptly as practicable after February 4, 2008. The Offer Price of $10.6506 per share shall be net to each seller of shares of Common Stock in the Offer in cash, subject to reduction for applicable amounts withheld pursuant to Section 2.1(f) below and reduction as contemplated by Section 8.2 below. The Company agrees that no shares of Common Stock held by the Company or any of its Subsidiaries will be tendered pursuant to the Offer. The obligation of Merger Sub to accept for payment and to pay for any shares of Common Stock validly tendered pursuant to the Offer shall be subject only to the Offer Conditions. A share of Common Stock which has been properly withdrawn shall not be considered validly tendered pursuant to the Offer, but may be re-tendered upon the terms and subject to the conditions of the Offer.

(b) Parent, on behalf of Merger Sub, expressly reserves the right, in its sole discretion, to waive, amend or modify any of the terms and conditions of the Offer (including, without limitation, the Offer Conditions) in a manner not inconsistent with this Agreement, provided, that, without the prior written consent of the Company, Parent shall not, and shall cause Merger Sub not to, (i) decrease the Offer Price (except as permitted by this Agreement), (ii) change the form of consideration payable in the Offer (other than by adding consideration), (iii) decrease or limit the number of shares of Common Stock sought to be purchased in the Offer, (iv) amend or waive satisfaction of the Minimum Condition; (v) amend any term or condition of the Offer in any manner materially adverse to the holders of shares of Common Stock, or (vi) extend the expiration of the Offer except as provided in Section 2.1(d). Merger Sub shall not, nor shall Parent cause or permit Merger Sub to, revoke, abandon or terminate the Offer except pursuant to Section 10.1 or impose additional conditions or requirements in addition to the Offer Conditions.

(c) On the date of commencement of the Offer, Parent and Merger Sub shall (i) file or cause to be filed with the SEC a combined Schedule 13E-3 and Tender Offer Statement on Schedule TO filed under cover of Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) and related offer to purchase, letter of transmittal and summary advertisement and other ancillary Offer documents and instruments pursuant to which the Offer will be made (collectively, and including any supplements or amendments thereto, the “Offer Documents”) and (ii) cause the Offer Documents to be disseminated to the holders of shares of Common Stock as and to the extent required by applicable U.S. federal securities laws. The Company agrees to promptly furnish to Parent and Merger Sub in writing, for inclusion in the Offer Documents, all information concerning the Company required by applicable law to be included in the Offer Documents or that may be reasonably requested by Parent or Merger Sub in connection with the preparation of the Offer Documents. Parent, Merger Sub and the Company each agrees to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable law and Merger Sub shall, and Parent further agrees to cause Merger Sub to, take all steps necessary to cause the Schedule TO, as so corrected or supplemented, to be filed with the SEC and the Offer Documents, as so corrected or supplemented, to be disseminated to holders of shares of Common Stock, in each case as and to the extent required by applicable U.S. federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents, and any amendments thereto, prior to the filing thereof with the SEC or dissemination thereof to the holders of shares of Common Stock. Parent and Merger Sub shall provide the Company and its counsel with a copy of any written comments with respect to the Offer Documents from the SEC or its staff, and shall consult with the Company regarding any telephonic notification of any oral comments with respect to the Offer Documents from the SEC or its staff, and shall consult with the Company and its counsel to the extent reasonably practicable under the circumstances before responding to any written comments with respect to the Offer Documents from the SEC or its staff, in each case promptly after the receipt thereof. In the event that Parent or Merger Sub receives any comments from the SEC or its staff with respect to the Offer Documents, each shall (i) respond promptly to such comments and (ii) take all other commercially reasonable actions necessary to resolve the issues raised therein.

(d) The Offer shall remain open until that date that is twenty (20) Business Days following (and including the day of) the commencement of the Offer or such later date to which the Offer may be extended in accordance with this paragraph (d) (such date, or such subsequent date to which the expiration of the Offer is extended pursuant to and in accordance with the terms of this Agreement, the “Expiration Date”). Merger Sub may, without the consent of the Company, (i) extend and re-extend the Offer on one or more occasions for one (1) or more periods of not more than ten (10) Business Days each, so long as the last such extension does not cause the Acceptance Date (hereinafter defined) to occur after April 30, 2008, if at the then-scheduled Expiration Date any of the Offer Conditions shall not be satisfied or waived; (ii) extend and re-extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer; and (iii) extend and re-extend the Offer on one or more occasions for an aggregate period of not more than twenty (20) Business Days so long as the last such extension does not cause the Acceptance Date to occur after April 30, 2008, if the Minimum Condition has been satisfied but less than that number of shares of Common Stock have been validly tendered that, when added to the number of shares of Common Stock beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by Parent or any of its Affiliates or Subsidiaries, represents less than 90% of the outstanding shares of Common Stock (on a fully diluted basis). Merger Sub (or Parent on its behalf) may, in its sole discretion, elect to provide a subsequent offering period for the Offer pursuant to, and on the terms required by, Rule 14d-11 promulgated under the Exchange Act. Nothing contained in this Section 2.1(d) shall be construed to affect any termination rights set forth in Article X hereof.

(e) Subject to the terms of the Offer and this Agreement and the satisfaction or waiver by Parent, on behalf of Merger Sub, of the Offer Conditions, Merger Sub shall, and Parent shall cause Merger Sub to, accept for payment and pay for all shares of Common Stock validly tendered and not properly withdrawn pursuant to the Offer promptly after the Expiration Date (the time and date of such acceptance for payment, the “Acceptance Date”). Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to purchase any and all shares of Common Stock that Merger Sub becomes obligated to purchase pursuant to the Offer.

(f) Merger Sub shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Offer to any holder of shares of Common Stock such amounts as Merger Sub reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or under any other applicable Tax law. To the extent that amounts are so withheld by Merger Sub, and paid over to the applicable Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Common Stock in respect of which such deduction and withholding was made.

Section 2.2. Company Action

(a) The Company shall, after affording Parent a reasonable opportunity to review and comment thereon, file with the SEC on the date of the filing by Parent and Merger Sub of the Offer Documents, a Schedule 13E-3 (the “Company Schedule 13E-3”) and a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, and including the exhibits thereto, the “Schedule 14D-9”) reflecting the recommendation of the Board of Directors that holders of shares of Common Stock tender their shares of Common Stock in response to the Offer, and shall disseminate the Schedule 14D-9, to the extent required by Rule 14d-9 promulgated under the Exchange Act and any other applicable laws to holders of shares of Common Stock. The Schedule 14D-9 will set forth, and the Company hereby represents and warrants to Parent and Merger Sub, that the Board of Directors, acting upon the recommendation of the Special Committee, at a duly held meeting has (i) determined that the Offer, the Merger, this Agreement and the other transactions contemplated hereby are advisable and fair to and in the best interests of the Company and its stockholders (other than Parent and its Affiliates), (ii) approved the Offer, the Merger, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby in accordance with applicable law, (iii) recommended that the holders of shares of Common Stock accept the Offer, tender their shares of Common Stock in response to the Offer, and approve the Merger and this Agreement (to the extent such approval is required by applicable law for the consummation of the Merger) (such recommendations, together with the determinations set forth in clause (i), the “Recommendation”), (iv) directed that the approval of the Merger and this Agreement be submitted for consideration of the stockholders of the Company (to the extent required by applicable law) and (v) taken all other action necessary to render any Takeover Statute inapplicable to each of the Offer, the Merger, this Agreement and the other transactions contemplated hereby and thereby (such actions by the Board of Directors described in the preceding clauses (i) through (v), collectively, the “Board Actions”). Notwithstanding anything to the contrary contained herein, the Recommendation may be withdrawn, modified or amended to the extent permitted by Section 8.7(e). The Company hereby approves of and consents to the Offer and consents to the inclusion in the Offer Documents of the Board Actions. The Company has been advised by each of its directors and officers that such person intends to tender all shares of Common Stock owned by such person in response to the Offer. The Company agrees that the Schedule 14D–9 shall comply in all material respects with the requirements of applicable U.S. federal securities laws. The Company agrees to promptly correct the Company Schedule 13E-3 and the Schedule 14D-9 if and to the extent that either document shall become false or misleading in any material respect or as otherwise required by applicable law (and each of Parent and Merger Sub, with respect to written information supplied by it specifically for use in the Company Schedule 13E-3 or the Schedule 14D-9, shall promptly notify the Company of any required correction of such information and cooperate with the Company with respect to correcting such information) and to amend or supplement the information contained in the Company Schedule 13E-3 or the Schedule 14D-9 to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Company shall use reasonable best efforts to cause the Company Schedule 13E-3 or the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the Company’s stockholders to the extent required by applicable U.S. federal securities laws. To the extent reasonably practicable under the circumstances, Parent, Merger Sub and their counsel shall be given reasonable opportunity to review and comment on the Company Schedule 13E-3 and the Schedule 14D-9 and any amendment thereto prior to the filing thereof with the SEC or dissemination thereof to the holders of shares of Common Stock. The Company shall respond as promptly as reasonably practicable to any comments received from the SEC with respect to the Company Schedule 13E-3 or the Schedule 14D-9 and provide copies of such comments to Parent and Merger Sub and their counsel promptly upon receipt thereof and copies of proposed responses to Parent and Merger Sub and their counsel prior to filing or disseminating and, to the extent reasonably practicable under the circumstances, to allow comment.

(b) In connection with the Offer and the Merger, the Company shall promptly furnish to Parent and Merger Sub, or their designated agent, mailing labels (containing the names and addresses of the record holders of the shares of Common Stock as of a recent date and of those persons becoming record holders subsequent to such date and, to the extent known, a list of the beneficial owners of the shares of Common Stock as of a recent date), security position listings, non-objecting beneficial owner lists and any available listing or computer list containing the names and addresses of the record holders of the shares of Common Stock as of the most recent practicable date and shall furnish Parent and Merger Sub with such additional available information (including, without limitation, updated lists of holders of shares of Common Stock and their addresses, mailing labels and lists of security positions and non-objecting beneficial owner lists as they become available) and such other assistance as Parent and Merger Sub and their agents may reasonably request in communicating the Offer to the record and beneficial holders of shares of Common Stock. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, Parent, Merger Sub and their Affiliates and Representatives shall use the information contained in any such labels, listings and files only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will deliver to the Company all copies of such information, in each and every form of media, then in their possession.

Section 2.3. Directors of the Company.

(a) Subject to compliance with applicable law and this Section 2.3, promptly upon the acceptance and payment for shares of Common Stock by Parent or any of its Affiliates representing at least the Minimum Condition pursuant to the Offer (the “Share Purchase Date”), Parent shall be entitled to designate all of the members of the board of directors of the Company. In furtherance thereof, the Company shall, upon the request of Parent, promptly take all actions in accordance with applicable law, its corporate charter and bylaws and/or NYSE rules and regulations necessary to cause Parent’s designees to be so elected or appointed (including, if necessary or requested by Parent, securing the resignations of one or more existing directors or increasing the size of the Board of Directors, or both), in each case in compliance with applicable law, the Company’s corporate charter and bylaws and/or NYSE rules and regulations. At such time, the Company shall, if requested by Parent, also take all action consistent with applicable law, its corporate charter and bylaws and/or NYSE rules and regulations necessary to cause persons designated by Parent to constitute (i) each committee of the Board of Directors, (ii) each board of directors (or similar body) of each Company Subsidiary and (iii) each committee (or similar body) of each such board of directors.

(b) The Company’s obligations under Section 2.3(a) shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under Section 2.3(a), including mailing to the holders of shares of Common Stock an information statement containing the information required by Section 14(f) and Rule 14f-1, as promptly as practicable following the mailing of the Schedule 14D-9 (or together with the Schedule 14D-9 if Parent has then provided the required information) and shall include in such information statement all information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 in order to fulfill its obligations under Section 2.3(a). Parent will supply to the Company any information with respect to itself and its officers, directors and Affiliates required by Section 14(f) and Rule 14f-1.

Section 2.4. Top-Up Option.

(a) The Company hereby grants to Merger Sub an irrevocable option (the “Top-Up Option”) to purchase from the Company, at a price per share equal to the Offer Price, a number of newly issued shares of Common Stock (the “Top-Up Option Shares”) that, when added to the number of shares of Common Stock owned, directly or indirectly, by Parent or Merger Sub at the time of exercise of the Top-Up Option, constitutes one share of Common Stock more than 90% of the number of shares of Common Stock that will be outstanding immediately after the issuance of the Top-Up Option Shares. The Top-Up Option may be exercised by Merger Sub, in whole but not in part, at any time on or after the Acceptance Date hereunder and on or prior to the fifth (5th) Business Day after the Acceptance Date or the expiration date of any subsequent offering period; provided, however, that the obligation of the Company to deliver Top-Up Option Shares upon the exercise of the Top-Up Option is subject to the conditions that (i) no provision of any applicable law and no Restraint shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares in respect of such exercise, (ii) the issuance of Top-Up Option Shares pursuant to the Top-Up Option would not require approval of the Company’s stockholders under applicable law or pursuant to any applicable securities exchange listing rules and regulations, (iii) upon exercise of the Top-Up Option, the number of shares of Common Stock owned, directly or indirectly, by Parent or Merger Sub constitutes one share of Common Stock more than 90% of the number of shares of Common Stock that will be outstanding immediately after the issuance of the Top-Up Option Shares, (iv) in no event shall the Top–Up Option be exercisable for a number of shares in excess of the aggregate of the number of shares of Common Stock held as treasury shares by the Company and the Company Subsidiaries and the number of shares of Common Stock that the Company is authorized to issue under its corporate charter but that are not issued and outstanding (and are not otherwise reserved for issuance) as of immediately prior to the exercise of the Top–Up Option and (v) Merger Sub shall have accepted for payment and paid for all shares of Common Stock validly tendered in the Offer and not properly withdrawn. The parties shall cooperate to ensure that the issuance of the Top-Up Option Shares is accomplished consistent with all applicable laws, including compliance with an applicable exemption from registration of the Top-Up Option Shares under the Securities Act.

(b) If Merger Sub wishes to exercise the Top-Up Option, Merger Sub shall deliver to the Company a notice setting forth (i) the number of shares of Common Stock that will be owned, directly or indirectly, by Parent and Merger Sub immediately preceding the purchase of the Top-Up Option Shares and (ii) a place and time for the closing of the purchase of the Top-Up Option Shares. The Company shall, as soon as reasonably practicable following receipt of such notice, notify Parent and Merger Sub of the number of shares of Common Stock then outstanding and the number of Top-Up Option Shares. At the closing of the purchase of the Top-Up Option Shares, Merger Sub shall pay the Company the aggregate consideration required to be paid in exchange for such Top-Up Option Shares, and the Company shall cause to be issued to Merger Sub a certificate representing such Top-Up Option Shares. The aggregate purchase price payable for the Top-Up Option Shares may be paid by Merger Sub by executing and delivering to the Company a promissory note having a principal amount equal to the balance of the aggregate purchase price for the Top-Up Option Shares. Any such promissory note shall bear interest at the rate of 5% per annum, shall mature on the first anniversary of the date of execution and delivery of such promissory note and may be prepaid without premium or penalty. If this Agreement is terminated after the Top-Up Option is exercised and prior to the Effective Time, all amounts then owing pursuant to the promissory note (including all interest) shall thereupon become immediately due and payable.

(c) Parent and Merger Sub acknowledge that the Top-Up Option Shares that Merger Sub may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Parent and Merger Sub represent and warrant to the Company that Merger Sub is, or will be upon the purchase of the Top-Up Option Shares, an “Accredited Investor”, as defined in Rule 501 of Regulation D under the Securities Act. Merger Sub agrees that the Top-Up Option and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Merger Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act.

ARTICLE III

THE MERGER

Section 3.1. The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the MGCL, at the Effective Time, Merger Sub and the Company shall consummate the Merger, pursuant to which (i) Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall thereupon cease and (ii) the Company shall be the surviving entity in the Merger as a wholly-owned subsidiary of Parent. The name of the Surviving Company shall be Quadra Realty Trust, Inc. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the MGCL. Accordingly, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Company and the Merger shall otherwise have the effect set forth in Section 3-114 of the MGCL.

Section 3.2. Effective Time. Subject to the terms and conditions of this Agreement, on the Closing Date, Merger Sub and the Company shall duly execute and file articles of merger (the “Articles of Merger”) with the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”) in accordance with the MGCL. The Merger shall become effective at such time as the Articles of Merger are filed with and accepted for record by the SDAT, or at such later time as the Company and Merger Sub may agree and specify in the Articles of Merger (such time as the Merger becomes effective, the “Effective Time”).

Section 3.3. Closing. The closing of the Merger (the “Closing”) shall occur as promptly as reasonably practicable (but in no event later than the second (2nd) Business Day) after all of the conditions to the Merger set forth in Article IX (other than conditions which by their terms are to be satisfied by action taken at the Closing) shall have been satisfied or waived by the party entitled to the benefit of the same, and, subject to the foregoing, shall take place at 10:00 a.m., local time, at the offices of Clifford Chance US LLP, 31 West 52nd Street, New York, New York, or at such other time and place as agreed to by the parties hereto in writing (the “Closing Date”).

Section 3.4. Charter of the Surviving Company. The Company’s corporate charter, as in effect immediately prior to the Effective Time, shall be the corporate charter of the Surviving Company until thereafter amended in accordance with the terms thereof and as provided by applicable law.

Section 3.5. Bylaws of the Surviving Company. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Company until thereafter amended in accordance with the terms thereof and as provided by applicable law.

Section 3.6. Directors and Officers of the Surviving Company. From and after the Effective Time, (i) the directors of Merger Sub as at the Effective Time shall be the directors of the Surviving Company and (ii) the officers of Merger Sub as at the Effective Time shall be the officers of the Surviving Company, in each case until their respective successors are duly elected or appointed and qualified in accordance with applicable law.

Section 3.7. Merger Without Meeting or Vote of Stockholders. Notwithstanding anything in this Agreement to the contrary, if, following the consummation of the Offer and any subsequent offering period and the exercise, if any, of the Top–Up Option, the requirements for a Short Form Merger are satisfied such that the Merger may be effected without a meeting or vote of the stockholders of the Company, the parties hereto shall take all necessary and appropriate action to consummate the Merger as a Short Form Merger as soon as practicable after the satisfaction or waiver of the conditions to Closing set forth in Article IX.

ARTICLE IV

EFFECT OF THE MERGER ON THE EQUITY SECURITIES

OF THE CONSTITUENT COMPANIES

Section 4.1. Conversion of Securities. As of the Effective Time, pursuant to this Agreement and by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of shares of Common Stock:

(a) each share of Common Stock that is held by the Company as treasury stock or owned by Parent or Merger Sub or any of their respective Affiliates immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no payment or distribution shall be made or delivered with respect thereto;

(b) each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Company; and

(c) each share of Common Stock (including any Restricted Shares) issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock to be canceled in accordance with Section 4.1(a)) shall automatically be cancelled and converted into the right to receive the Offer Price in cash, without interest (the “Merger Consideration”), payable to the holder thereof upon surrender of the Certificate formerly representing such share of Common Stock in the manner provided in Section 4.2.

Section 4.2. Exchange of Certificates.

(a) Exchange Agent. Prior to the Effective Time, Parent shall designate, or cause to be designated, a bank or trust company that is reasonably acceptable to the Company (the “Exchange Agent”) to act as agent for the payment of the Merger Consideration. From and after the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent immediately available funds equal to the aggregate Merger Consideration (the “Exchange Fund”) and Parent shall instruct the Exchange Agent to timely pay the Merger Consideration in accordance with this Agreement. The Exchange Agent shall make payments of the Merger Consideration out of the Exchange Fund in accordance with this Agreement and the Articles of Merger. The Exchange Fund shall not be used for any other purpose. Any and all interest earned on cash deposited in the Exchange Fund shall be paid to Parent.

(b) Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Common Stock. From and after the Effective Time, the holders of Certificates representing ownership of the Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Common Stock, except as otherwise provided for herein. On or after the Effective Time, any Certificates presented for any reason to the Exchange Agent, the Surviving Company or the Company’s transfer agent shall be cancelled and converted into the Merger Consideration provided for and in accordance with the procedures set forth in this Article IV.

(c) Exchange Procedures. Promptly after the Effective Time and, in any event, not later than the second (2nd) Business Day following the Closing Date, the Surviving Company shall send, or shall cause the Exchange Agent to send, to each holder of record of a Certificate or Certificates that immediately prior to the Effective Time represented outstanding shares of Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 4.1(c): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which letter shall be in such form and have such other provisions as Parent may reasonably specify); and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents reasonably satisfactory to the Company as may be appointed by Parent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent or the Surviving Company, the holder of such Certificate shall be entitled to receive the Merger Consideration payable in exchange therefor, without interest, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered and exchanged as contemplated by this Section 4.2, each such Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the Merger Consideration as contemplated by this Section 4.2. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate. In the event of a transfer of ownership of Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed and accompanied by appropriate stock powers or otherwise be in proper form for transfer and accompanied by all documents reasonably required by the Exchange Agent to evidence and effect such transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent and the Exchange Agent that such Tax has been paid or is not applicable.

(d) No Further Ownership Rights In Common Stock; Share Transfers. At the Effective Time, holders of shares of Common Stock shall cease to be, and shall have no rights as, stockholders of the Company other than the right to receive the Merger Consideration contemplated by this Article IV. The Merger Consideration paid upon the surrender for exchange of Certificates representing Common Stock in accordance with the terms of this Article IV shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the Common Stock exchanged theretofore represented by such Certificates. No dividends or other distributions with respect to capital stock of the Surviving Company with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates which were converted into the right to receive the Merger Consideration for six (6) months after the Effective Time shall be delivered to Parent upon demand and any holders of shares of Common Stock who have not theretofore complied with this Article IV shall thereafter look only to the Surviving Company for payment of the Merger Consideration (subject to applicable abandoned property, escheat and other similar law). Notwithstanding the foregoing, none of Parent, Merger Sub, the Surviving Company, the Company or the Exchange Agent, or any employee, officer, director, partner, agent or Affiliate of any of them, shall be liable to any Person in respect of the Merger Consideration from the Exchange Fund delivered to a public official or Governmental Authority pursuant to any applicable abandoned property, escheat or similar law. Any amounts remaining unclaimed by holders of Certificates as of a date immediately prior to such time that such amounts would otherwise escheat to or become the property of any Governmental Authority shall, to the extent permitted by applicable law, become the property of Parent on such date, free and clear of any claims or interest of any Person previously entitled thereto.

(f) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available). Any net profit resulting from, or interest or income produced by, such investments, shall be placed in the Exchange Fund and be payable to Parent. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration, Parent shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments.

(g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the Surviving Company or the Exchange Agent, the posting by such Person of a bond in such amount as Parent, the Surviving Company or the Exchange Agent may reasonably direct, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration into which the shares of Common Stock theretofore represented by such Certificate shall have been converted pursuant to this Agreement.

(h) Uncertificated Shares. Appropriate adjustments shall be made to the procedures set forth in this Section 4.2 to permit the payment of the Merger Consideration in the case of any uncertificated shares of Common Stock as if such shares were represented by certificates.

Section 4.3. Withholding Rights. The Surviving Company, Parent, Merger Sub or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration and other amounts otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any provision of any applicable Tax law. To the extent that amounts are so deducted or withheld by the Surviving Company, Parent, Merger Sub or the Exchange Agent, as the case may be, and paid over to the applicable Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 4.4. Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Offer, the Merger or the other transactions contemplated hereby.

Section 4.5. Treatment of Company Equity Awards.

(a) Immediately prior to the Effective Time, each outstanding restricted share of Common Stock issued under a Company Incentive Plan (each a “Restricted Share”) shall vest, the restrictions thereon shall lapse, and each Restricted Share shall be cancelled and converted into the right to receive the Merger Consideration in accordance with Section 4.1(c). All payments under this Section 4.5(a) shall be subject to any applicable withholding Tax.

(b) Immediately prior to the Effective Time, (i) each independent director of the Company who holds any outstanding and unsettled deferred compensation units (the “Deferred Compensation Units,” and each independent director who holds any Deferred Compensation Units, a “Participant”) issued under the Independent Director Plan shall become entitled to a lump sum payment in cash, without interest, in the aggregate amount equal to the balance credited to such Participant’s deferred compensation account maintained by the Company under the Independent Director Plan (the “Deferred Compensation Payment”) and (ii) each such Participant’s Deferred Compensation Units shall be cancelled and of no further force and effect. Parent shall pay, or direct the Exchange Agent to pay, to each Participant, the Deferred Compensation Payment as promptly as reasonably practicable following the Effective Date, at which time the Participant shall cease to possess any rights to any compensation from the Company or the Surviving Company. For the purpose of determining the Deferred Compensation Payment, the “Fair Market Value” of one share of Common Stock, as such term is used in the Independent Director Plan, shall be equal to the Offer Price.

(c) Prior to the Closing Date, the Company and each of the Company Subsidiaries shall take all actions necessary to facilitate the implementation of the provisions contained in this Section 4.5. The Company covenants and agrees that it shall cause the Company Incentive Plans to terminate as of the Effective Time and all awards issued under such Company Incentive Plans shall be terminated and the provisions of any other plan, program, arrangement or agreement providing for the issuance or grant of any other interest in respect of equity interests of the Company or any of the Company Subsidiaries shall be of no further force and effect and shall be deemed to be terminated as of the Effective Time and no holder of Restricted Shares or any other participation in any Company Incentive Plan shall have any right thereunder to (i) acquire any securities of the Company, the Surviving Company or any Subsidiary thereof or (ii) receive any payment or benefit with respect to any award previously granted under the Company Incentive Plans except as provided in this Section 4.5.

(d) On or before the Effective Time, Parent shall deliver to the Company or the Exchange Agent, an amount in cash sufficient to pay the amounts described in this Section 4.5.

Section 4.6. Adjustments. If at any time during the period between the date of this Agreement and the Effective Time any change in the outstanding shares of capital stock of the Company shall occur as a result of any reclassification, reorganization, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution, merger or other similar transaction, the Offer Price (with respect to any such event that becomes effective prior to the Expiration Date) and the Merger Consideration payable per share of Common Stock shall be equitably adjusted to reflect such change; provided, that, nothing in this Section 4.6 shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement. If the Company shall declare or pay any dividend or distribution, including, without limitation, the dividend required by Section 8.2 hereof, the Offer Price and Merger Consideration per share of Common Stock shall be reduced by the per share amount of such dividend or distribution.

Section 4.7. Tax Characterization. The parties intend that for U.S. federal, state and local income Tax purposes, the Merger shall be treated as a taxable purchase of Company Common Stock by Parent.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (x) as set forth in the disclosure schedule delivered at or prior to the execution hereof to Parent and Merger Sub (the “Company Disclosure Schedule”), which schedule shall identify any exceptions to the representations, warranties and covenants contained in this Agreement (it being understood that any information set forth in a particular section or subsection of the Company Disclosure Schedule shall be deemed to be disclosed in each other section or subsection thereof to which the relevance of such information is reasonably apparent on its face) and (y) as may be disclosed in the Covered SEC Reports, the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 5.1. Organization; Qualification.

(a) The Company and each Company Subsidiary is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its state of incorporation or organization and has all requisite corporate or other power and authority to own, license, use, lease and operate its assets and properties and to carry on its business as now being conducted. The Company has made available to Parent true, correct and complete copies of its corporate charter and bylaws and the corporate charter and bylaws (or similar organizational documents) of each of the Company Subsidiaries.

(b) The Company and each Company Subsidiary (i) is duly qualified or licensed to do business and is in good standing under the laws of any other jurisdiction in which the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary (each such jurisdiction being listed in Section 5.1(b) of the Company Disclosure Schedule) except where the failure to be so qualified or licensed, or to have such power and authority would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect, and (ii) has all requisite power and authority to own, operate, lease and encumber its properties and carry on its business as it is now being conducted. Section 5.1(b) of the Company Disclosure Schedule lists each Company Subsidiary and sets forth for each Company Subsidiary listed thereon the name of each Company Subsidiary and, with respect to each Company Subsidiary, the jurisdiction in which it is incorporated or organized, the number of shares of its authorized capital stock or aggregate membership interests, the number and class of shares or membership interests thereof duly issued and outstanding and the owner thereof.

Section 5.2. Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform and consummate the transactions contemplated hereby, subject in the case of consummation of the Merger to the adoption of this Agreement by the requisite holders of Common Stock, if required by applicable law. The Board of Directors (acting upon the recommendation of the Special Committee) at a duly held and constituted meeting has, by vote, duly and validly authorized the execution, delivery and performance by the Company of this Agreement, the Offer and consummation of the Merger and the other transactions contemplated hereby and has taken all other Board Actions. Except for the approval, if required by applicable law, at a meeting of Company stockholders called for such purpose, of the Merger and this Agreement by the affirmative vote of the holders (present at such meeting in person or by proxy) of a majority of the shares of Common Stock outstanding (the “Company Stockholder Approval”), no other proceedings on the part of the Company are necessary to authorize this Agreement or the Offer or to consummate the Merger or any other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles.

Section 5.3. Capitalization.

(a) The authorized share capital of the Company consists of 200,000,000 shares of common stock, par value $0.001 per share and 100,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). As of January 28, 2008, (i) 25,725,333 shares of Common Stock were issued and outstanding, including 120,000 Restricted Shares, (ii) no shares of Preferred Stock were issued or outstanding, and (iii) 36,080.15 Deferred Compensation Units were issued and outstanding under the Independent Director Plan. As of the date of this Agreement, the Company had no shares of Common Stock reserved for issuance other than 2,500,000 shares of Common Stock authorized and reserved for issuance pursuant to the Company Incentive Plans, subject to adjustment on the terms set forth in the Company Incentive Plans. Since January 28, 2008, (i) the Company has not issued any shares, except upon a lapse of restrictions under awards of Restricted Shares granted under the Company Incentive Plans and (ii) the Company has not granted any awards under the Company Incentive Plans. Except as set forth above or on Schedule 5.3(a) of the Company Disclosure Schedule, with respect to the Company, or on Section 5.1(b) of the Company Disclosure Schedule, with respect to each Company Subsidiary, there are no outstanding (A) shares of capital stock or other voting securities of the Company or any Company Subsidiary outstanding, (B) equity equivalents, interests in the ownership or earnings of the Company or any Company Subsidiary or other similar rights outstanding, (C) securities of the Company or any Company Subsidiary convertible into or exchangeable for shares of capital stock or voting securities of the Company or any Company Subsidiary, (D) outstanding options, warrants or rights to acquire securities of the Company or any Company Subsidiary or other rights or options to acquire from the Company or any Company Subsidiary, or obligations of the Company or any Company Subsidiary to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for shares of capital stock or voting securities of the Company or any Company Subsidiary, or (E) equity equivalent interests in the ownership or earnings of the Company or any Company Subsidiary or other similar rights in respect of the Company or any Company Subsidiary (the items in clauses (A) through (E) collectively, “Company Securities”). There are no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Company Securities. There are no preemptive rights of any kind which obligate the Company or any Company Subsidiary to issue or deliver any Company Securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party or by which it is bound relating to the voting of any shares of capital stock, membership interests or any other securities of the Company or any Company Subsidiary or preemptive rights with respect thereto or relating to the sale or transfer of any such shares, interests or other securities. No Company Subsidiary owns any Common Stock. All issued and outstanding shares of Common Stock of the Company are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid, nonassessable and not subject to, or issued in violation of, any preemptive right, purchase option, call option, right of first refusal, subscription or any other similar right.

(b) Section 5.3(b) of the Company Disclosure Schedule sets forth a true, complete and correct list as of the date hereof, of the unvested Restricted Share awards and Deferred Compensation Units granted under the Company Incentive Plans, including the name of the Person to whom such Restricted Shares and Deferred Compensation Units have been granted for each such award. Except as set forth in Section 5.3(b) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has issued any share appreciation rights, dividend equivalent rights, performance awards, restricted stock unit awards, “phantom” shares, or any other equity based award.

(c) Except as set forth in Section 5.3(c) of the Company Disclosure Schedule, all dividends and distributions on securities of the Company or any of the Company Subsidiaries that have been declared or authorized prior to the date of this Agreement have been paid in full. Except as set forth in Section 7.1(a) hereof and on Section 5.3(c) of the Company Disclosure Schedule, the Company is not currently prohibited, directly or indirectly, from paying any dividends to its stockholders or from making any other distribution on its capital stock.

(d) Except as set forth in Section 5.3(d) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of their securities under the Securities Act or to file a registration statement under the Securities Act in respect of any securities of the Company or any Company Subsidiary.

(e) There are no Company Subsidiaries in which any officer or director of the Company or any officer or director of any Company Subsidiary owns any capital stock or other securities.

Section 5.4. Subsidiaries.

(a) All issued and outstanding shares or membership interests, as applicable, of each Company Subsidiary are duly authorized, validly issued, fully paid and nonassessable. All issued and outstanding shares or membership interests of each Company Subsidiary are owned directly or indirectly by the Company, free and clear of all Liens, call rights, options, rights of first refusal, rights of first offer, preemptive rights, purchase options, subscriptions, agreements, limitations on the Company’s or any Company Subsidiary’s voting rights, charges or other encumbrances, other than restrictions and encumbrances imposed under the Securities Act or other applicable law.

(b) No Company Subsidiary is currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such Company Subsidiary’s capital stock, from repaying to the Company any loans or advances to such Subsidiary from the Company or from transferring any of such Company Subsidiary’s property or assets to the Company or any other Company Subsidiary of the Company, except as described in Section 5.4(b) of the Company Disclosure Schedule.

Section 5.5. Other Interests. Except for the interests in those Company Subsidiaries set forth in Section 5.1(b) of the Company Disclosure Schedule, and except as set forth in Section 5.5 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any Person (other than investments in short-term investment securities or cash equivalents).

Section 5.6. Consents and Approvals; No Violations.

(a) Except as set forth in Section 5.6(a) of the Company Disclosure Schedule, subject to receipt of the Company Stockholder Approval, if required, and except (a) the filing with the SEC of the Company Proxy/Information Statement, the Company Schedule 13E-3 and the Schedule 14D-9, (b) compliance with any applicable foreign or Blue Sky laws, (c) for filings and the applicable requirements of the HSR Act, if applicable, (d) for the acceptance for record by the SDAT of the Articles of Merger, (e) compliance with the NYSE rules and regulations and (f) such filings as may be required in connection with state or federal transfer Taxes, none of the execution, delivery or performance by the Company of this Agreement, the consummation of the Offer and the consummation by the Company of the Merger and the other transactions contemplated hereby and compliance by the Company with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the organizational documents of the Company or the comparable governing instruments of any of the Company Subsidiaries, (ii) require any filing by the Company or any Company Subsidiary with, notice to, or permit, authorization, consent or approval of, any Governmental Authority, (iii) require any consent or notice under, result in a violation or breach by the Company or any Company Subsidiary of, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of notice, termination, amendment, cancellation, recapture or acceleration) under, result in the triggering of any payment, or result in the creation of any Lien or other encumbrance on any property or asset of the Company or any of the Company Subsidiaries pursuant to, any of the terms, conditions or provisions of any Material Contract to which the Company or any Company Subsidiary is a party or by which it or any of its respective properties or assets may be bound or any change in the rights or obligations of any party under any Material Contract or (iv) violate any laws applicable to the Company or any Company Subsidiary or any of its or their respective properties or assets, except in the case of clauses (ii), (iii) and (iv) above, excluding any of the foregoing which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Each of the Company and each Company Subsidiary has all certificates, permits, licenses, variances, exemptions, orders, franchises, consents, approvals and other authorizations necessary to conduct its business as it is now being conducted and has made all necessary filings required under any federal, state, local or foreign law except, in each case, where the failure to obtain any such certificate, permit, license, variance, exemption, order, franchise, consent, approval or other authorization would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any Company Subsidiary is in violation of, or in default under, any of its obligations under any such certificate, permit, license, variance, exemption, order, franchise, consent, approval or other authorization of any federal, state, local or foreign law applicable to the Company and the Company Subsidiaries except where such violation or default would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.7. SEC Reports.

(a) The Company has timely filed all reports, schedules, forms, statements and other documents required to be filed with the SEC since its inception (collectively, the “Company SEC Reports”), all of which, at the time of filing thereof (except as and to the extent such Company SEC Report has been modified or superseded in any subsequent Company SEC Report filed and publicly available prior to the date of this Agreement) complied in all material respects with all applicable requirements of the Exchange Act, the Securities Act, the Sarbanes-Oxley Act of 2002 (“SOX”) and the rules and regulations promulgated thereunder applicable to such Company SEC Reports. As of their respective dates (except as and to the extent modified or superseded in any subsequent Company SEC Report filed and publicly available prior to the date of this Agreement, in the case of Company SEC Reports filed prior to the date hereof, or prior to the Effective Time, in the case of subsequently-filed Company SEC Reports), none of the Company SEC Reports at the time of filing contained, nor will any report, schedule, form, statement or other document filed by the Company with the SEC after the date hereof and prior to the Effective Time contain, any untrue statement of a material fact or omitted, or will omit, to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of the Company included or incorporated by reference in the Company SEC Reports complied, or will comply if filed after the date hereof and prior to the Effective Time, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been, or will be if filed after the date hereof, prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the applicable rules and regulations of the SEC and subject to normal year end audit adjustments which would not be material in amount or effect) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, or will fairly present if filed after the date hereof, in accordance with the applicable requirements of GAAP and the applicable rules and regulations of the SEC, the assets, liabilities and the consolidated financial position of the Company and the Company Subsidiaries taken as a whole, as of the dates thereof and the consolidated results of operations, stockholders’ equity and cash flows for the periods then ended (except, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act, which are subject to normal, recurring adjustments, none of which are material). No Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act.

(b) There are no liabilities of the Company or any of the Company Subsidiaries of any kind whatsoever, whether or not accrued and whether or not contingent or absolute or determined other than (i) liabilities disclosed in or reserved against or provided for on the face of the unaudited balance sheet in the most recent consolidated financial statements of the Company included in the Company SEC Reports filed prior to the date hereof (the “Balance Sheet”) or reasonably apparent from the notes thereto, (ii) liabilities incurred on behalf of the Company or any Company Subsidiary in connection with the transactions contemplated by this Agreement, and (iii) liabilities incurred in the ordinary course of business consistent with past practice since the date of the Balance Sheet and which would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect.

(c) The management of the Company has (i) implemented and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including the consolidated Company Subsidiaries, is made known to the management of the Company, and (ii) the Company’s management has disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Board of Directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and (B) any fraud or allegation of fraud whether or not material, that involves management or other employees who have a significant role in the Company’s or any of the Company’s Subsidiaries’ internal controls over financial reporting.

(d) The Company has not identified any material weaknesses in the design or operation of the Company’s internal control over financial reporting. To the knowledge of the Company, there is no reason to believe that its auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of SOX when next due.

(e) There is and has been no failure on the part of the Company or any of the Company’s directors or officers, in their capacities as such, to comply in all material respects with any provision of SOX applicable to them and the rules and regulations promulgated in connection therewith.

Section 5.8. Disclosure Documents. None of (a) the Company Schedule 13E-3, the Schedule 14D-9 or the Company Proxy/Information Statement, at the date each is filed with the SEC (in the case of the Company Schedule 13E-3 and the Schedule 14D-9), at the date each is first mailed to holders of shares of Common Stock (in the case of the Company Proxy/Information Statement) or at the time of the Company Stockholder Meeting (if such meeting is held) (other than as to information supplied in writing by Parent or Merger Sub or any of their Affiliates (other than the Company and the Company Subsidiaries), expressly for inclusion therein, as to which no representation is made), (b) the information supplied by the Company for inclusion in the Schedule TO or Offer Documents at the date each is filed with the SEC or (c) the information incorporated by reference from, or based on information in, the Company SEC Reports, at the date each is filed with the SEC, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company will cause the Company Schedule 13E-3, the Schedule 14D-9, the Company Proxy/Information Statement and all related SEC filings to comply as to form in all material respects with the requirements of the Exchange Act applicable thereto and any other applicable law as of the date of such filing.

Section 5.9. Litigation and Regulatory Matters; Compliance with Laws.

(a) There is no litigation, suit, arbitration, claim, investigation, action or proceeding pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary or any of their respective properties or assets that, individually or in the aggregate, constitutes or would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, nor is there any such litigation, suit, arbitration, claim, investigation, action or proceeding pending against the Company or any Company Subsidiary or any of their respective properties or assets which in any manner challenges or seeks to prevent or enjoin, alter or materially delay the Offer, the Merger or any other transaction contemplated hereby.

(b) Neither the Company nor any Company Subsidiary is subject to any order, writ, judgment, injunction, decree, determination or award that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company is not subject to any judgment, decree, injunction, rule or order of any Governmental Authority that prohibits or would reasonably be expected to prohibit the Offer, the consummation of the Merger or any other transaction contemplated hereby.

(c) Since their inception, each of the Company and the Company Subsidiaries has been operated at all times in compliance with all laws applicable to the Company or any of the Company Subsidiaries or by which any property, business or asset of the Company or any of the Company Subsidiaries is bound or affected, except for such failures as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Company Subsidiary has received written notification of violation of, and neither the Company nor any Company Subsidiary has knowledge of any claim alleging the violation of, any applicable law, except for violations and notices that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) The Company has not taken any action, nor have any other steps been taken or have any legal proceedings been commenced, nor to the knowledge of the Company, threatened, against the Company, for the winding up, liquidation or dissolution of the Company.

Section 5.10. Absence of Certain Changes. Except as disclosed in Section 5.10 of the Company Disclosure Schedule, since December 31, 2007, (a) there has not been any event, circumstance, change or effect that, individually or in the aggregate, has had or reasonably could be expected to have a Material Adverse Effect, (b) the business of the Company and the Company Subsidiaries has been conducted only in the ordinary course consistent with past practice and (c) none of the actions set forth in Section 7.1 have occurred.

Section 5.11. Taxes.

(a) Each of the Company and the Company Subsidiaries (i) has timely filed (or had filed on their behalf) all Tax Returns required to be filed by any of them (after giving effect to extensions) and all such Tax Returns are true, correct and complete in all material respects and (ii) has paid (or had paid on their behalf) all material Taxes that are required to be paid by it (whether or not shown on a Tax Return), in each case, other than with respect to matters contested in good faith or adequately reserved against or provided for (in accordance with GAAP) in the Company’s financial statements.

(b) The most recent financial statements contained in the Covered SEC Reports reflect an adequate reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all Taxes payable by the Company or Company Subsidiaries for all taxable periods and portions thereof through the date of such financial statements, and Taxes payable by the Company or its Company Subsidiaries on the Closing Date will not materially exceed such reserve as adjusted through the Closing Date in accordance with the past custom and practice of the Company or its Company Subsidiaries in filing their Tax Returns.

(c) All material Taxes which the Company or its Subsidiaries are required by law to withhold or collect, including Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party and sales, gross receipts and use Taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Authority.

(d) Neither the Company nor any of the Company Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement, waiver or other document or arrangement extending the period for assessment or collection of Taxes that remains in effect.

(e) Commencing with the Company’s taxable year ended December 31, 2007, the Company (i) has satisfied and will satisfy (as applicable) all requirements to qualify as a real estate investment trust within the meaning of Section 856 of the Code (a “REIT”), (ii) has been organized and operated in a manner consistent with the requirements for qualification and taxation as a REIT, and (iii) intends to continue to operate in such a manner as to permit it to continue to be eligible to qualify as a REIT through the Effective Time. Prior to the Effective Time, the Company has not taken or omitted to take any action (other than approving this Agreement and the transactions contemplated hereby) which action or omission could reasonably be expected to result in a loss of its status as a REIT, and no claim has been asserted by a Tax authority that the Company will not be taxable as a REIT, which claim is pending or has been threatened in writing.

(f) Neither the Company nor any Company Subsidiary has engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code. Neither the Company nor any Company Subsidiary holds any asset the disposition of which would be subject to the “built-in gains” rules set forth in Treasury Regulation Section 1.337(d)-7. The Company has incurred no liability for any Taxes under Sections 857(b), 860(c) or 4981 of the Code, including Tax imposed with respect to redetermined rents, redetermined deductions or excess interest, and neither the Company nor any Company Subsidiary has incurred material liability for Taxes other than in the ordinary course of business. No event has occurred, and no condition or circumstance exists, which presents a risk that any material Tax described in the preceding sentence will be imposed on the Company or any Company Subsidiary.

(g) The Company has no earnings and profits attributable to it or any other corporation in any non-REIT year within the meaning of Section 857 of the Code. Neither the Company nor any Company Subsidiary has made any election, and is not required, to treat any of its assets or the assets of any Subsidiary as owned by another person for Tax purposes (other than by reason of a Subsidiary being a “qualified REIT subsidiary” or a “disregarded entity” for federal income tax purposes and any comparable provision of state, local or foreign law).

(h) Neither the Company nor any of the Company Subsidiaries has requested a private letter ruling from the IRS or a comparable ruling from other Tax authorities.

(i) Each Company Subsidiary that is a partnership, joint venture or limited liability company has since the date it became a Company Subsidiary been treated for U.S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation. Each Company Subsidiary that is a corporation qualifies as a “qualified REIT subsidiary,” within the meaning of Section 856(i) of the Code, or as a “taxable REIT subsidiary,” within the meaning of Section 856(l) of the Code.

(j) As of the date hereof, there are no audits, examination or other proceedings relating to any Taxes of the Company or any Company Subsidiary pending, or, to the knowledge of the Company, threatened in writing and all assessments made with respect to the Company or any Company Subsidiary as a result of any examination by the IRS or any taxing authority have been paid in full.

(k) Neither the Company nor any Company Subsidiary has received a written claim by any taxing authority in a jurisdiction where the Company or any Company Subsidiary does not file income Tax Returns that it is or may be subject to income taxation by that jurisdiction.

(l) Neither the Company nor any Company Subsidiary is a party to any Tax sharing or allocation agreement other than any agreement solely between the Company and any Company Subsidiary.

(m) Neither the Company nor any Company Subsidiary has any liability for the Taxes of another Person other than the Company and the Company Subsidiaries (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), or (ii) as a transferee or successor.

(n) There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any Company Subsidiary.

(o) Neither the Company nor any Company Subsidiary has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(p) Neither the Company nor any of the Company Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for the Tax treatment set forth in Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution with constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) which involves the transactions contemplated by this Agreement.

Section 5.12. Properties. Neither the Company nor any Company Subsidiary owns any real property. Each of the Company and the Company Subsidiaries has good title to all personal property owned by it (the “Company Property”), in each case free and clear of all Liens, except as would not reasonably be expected to materially and adversely affect the value of such property. Any real property or personal property held under lease by the Company is held under a lease which is valid, binding and enforceable against the Company and, to the Company’s knowledge, the other party thereto, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and by general principles of equity, or exceptions that are not, individually or in the aggregate, material to the Company and would not reasonably be expected to interfere with the use made or proposed to be made of such property by the Company.

Section 5.13. Labor and Employment Matters. Neither the Company nor any of the Company Subsidiaries has any employees.

Section 5.14. Employee Benefit Plans. Neither the Company, any Company Subsidiary nor any ERISA Affiliate thereof maintains, contributes to or has an obligation to contribute to or has any liability with respect to any Employee Program, or has ever done so, and neither the Company, any Company Subsidiary nor any ERISA Affiliate otherwise has or has had any liability (direct or indirect) under ERISA. For purposes of this Section 5.14, the term “ERISA Affiliate” means any person or trade or business required to be aggregated with the Company under Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA, except that ERISA Affiliate does not include Parent or any of Parent’s Affiliates other than the Company and the Company Subsidiaries.

Section 5.15. No Brokers. Neither the Company nor any of the Company Subsidiaries has entered into any Contract, arrangement or understanding with any Person or firm which may result in the obligation of such entity or Parent and Merger Sub to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the transactions contemplated by this Agreement, except that the Company has retained The Blackstone Group (the “Company Financial Advisor”) as its financial advisor in connection with the Merger. Prior to the date of this Agreement, the Company has delivered to Parent and Merger Sub a true, correct and complete copy of all agreements between the Company and the Company Financial Advisor under which the Company Financial Advisor could be entitled to any payment relating to the Merger or such other transactions.

Section 5.16. Opinion of Financial Advisor. The Board of Directors has received an opinion of the Company Financial Advisor to the effect that, as of the date of this Agreement, the consideration to be received by holders of shares of Common Stock (other than Parent or its Subsidiaries) pursuant to the Offer and the Merger, taken together, is fair, from a financial point of view, to such holders.

Section 5.17. Material Contracts.

(a) Section 5.17(a) of the Company Disclosure Schedule sets forth a list of all Material Contracts in effect as of the date of this Agreement. The Company has made available to Parent and Merger Sub true and complete copies of all Material Contracts. The Material Contracts are legal, valid, binding and enforceable in accordance with their respective terms and in full force and effect with respect to the Company and the Company Subsidiaries, as applicable, and, to the knowledge of the Company, as of the date hereof, with respect to each other party to any of such Material Contracts, except, in each case, where such failure to be so legal, valid, binding and enforceable and in full force and effect would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect, and except to the extent that enforcement of rights and remedies created by any Material Contracts are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general application related to or affecting creditors’ rights and to general equity principles. Except as set forth in Section 5.17(a) of the Company Disclosure Schedule, (i) neither the Company nor any Company Subsidiary is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Material Contract to which it is a party or by which it or any of its properties or assets is bound and, (ii) to the knowledge of the Company, there are no such violations or defaults (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation or default) with respect to any third party to any Material Contract, except in either the case of clause (i) or (ii) for those violations or defaults that, individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect.

(b) Section 5.17(b) of the Company Disclosure Schedule sets forth the respective principal amounts outstanding under each item listed in clause (iii) of the definition of Material Contracts as of January 25, 2008.

(c) Neither the Company nor any Company Subsidiary (A) has terminated or given a notice of termination of any Material Contract or any part thereof or (B) has received any written notice of termination of a Material Contract or any part thereof.

Section 5.18. Insurance. Section 5.18 of the Company Disclosure Schedule sets forth a list of all material insurance policies (including historic occurrence triggered policies) and fidelity bonds relating to the assets, business, operations, officers or directors of the Company and the Company Subsidiaries or under which the Company and the Company Subsidiaries are insured and each contract with any insurer regarding such coverage. There is no claim by the Company or any Company Subsidiary pending under any such policies which both (a) has been denied or disputed by the insurer and (b) would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect. All material insurance policies are in full force and effect, all premiums due and payable thereon have been paid, and no written notice of cancellation or termination has been received by the Company with respect to any such material policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

Section 5.19. Loans to Officers. Except as otherwise disclosed in Section 5.19 of the Company Disclosure Schedule, there are no outstanding loans or advances or guarantees of indebtedness by the Company or any Company Subsidiary to or for the benefit of any director, officer, Affiliate or Representative of the Company or any Company Subsidiary or any of the members of the families of any of them.

Section 5.20. Intellectual Property. The Company and the Company Subsidiaries own, possess or can acquire on reasonable terms, adequate trademarks, trade names and other rights to inventions, know-how, patents, copyrights, confidential information and other intellectual property (collectively, “Intellectual Property Rights”) necessary to conduct the business now operated by them, or presently employed by them, and have not received any notice of infringement of or conflict with asserted rights of others with respect to any Intellectual Property Rights that, if determined adversely to the Company or any of the Company Subsidiaries, would individually or in the aggregate have a Material Adverse Effect.

Section 5.21. Investment Company Act of 1940. Neither the Company nor any Company Subsidiary is, or after giving effect to the transactions contemplated by this Agreement will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

Section 5.22. No Default. Neither the Company nor any of the Company Subsidiaries is or has been in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of (i) any material term, condition or provision of the organizational documents of the Company or of any of the Company Subsidiaries (for the avoidance of doubt, any provision that relates in any way to the qualification of the Company as a real estate investment trust for federal income tax purposes shall be deemed to be material), (ii) any term, condition or provision of any loan or credit agreement or any note, bond, mortgage, indenture, lease or other Contract, instrument, permit, concession, franchise or license to which the Company or any of the Company Subsidiaries is now a party or by which the Company or any of the Company Subsidiaries or any of their respective properties or assets is bound, or (iii) any law or order applicable to or binding upon the Company or any of the Company Subsidiaries or any of their respective properties or assets, except, in the case of clauses (ii) and (iii), for defaults or violations that, individually or in the aggregate, have not constituted, and would not constitute, a Material Adverse Effect.

Section 5.23. Transactions with Affiliates. Except with respect to any transactions between or involving the Company or any Company Subsidiary and Parent or any of its Affiliates, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 5.24. Anti-Takeover Provisions. The Board of Directors of the Company has taken all necessary action so that any takeover, anti-takeover, moratorium, “fair price,” “control share” or other similar law enacted under any law applicable to the Company (each, a “Takeover Statute”) do not, and will not, apply to this Agreement, the Offer, the Merger or the other transactions contemplated hereby. The Company does not have any stockholder rights plan in effect.

Section 5.25. Accounting; Books and Records.

(a) Each of the Company and the Company Subsidiaries (a) makes and keeps accurate books and records in all material respects and (b) maintains internal accounting controls which provide reasonable assurance that (A) transactions are executed in accordance with management’s authorization, (B) transactions are recorded as necessary to permit preparation of its and the Company Subsidiaries’ financial statements in conformity with GAAP and to maintain accountability for its and the Company Subsidiaries’ assets, (C) access to its and the Company Subsidiaries’ assets is permitted only in accordance with management’s authorization, (D) the reported accountability for its and the Company Subsidiaries’ assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (E) management is made aware of all material transactions concerning the Company and the Company Subsidiaries and their respective properties.

(b) The operations of the Company and the Company Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements and the money laundering statues and rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or Governmental Authority, authority or body or any arbitrator involving the Company or any of the Company Subsidiaries with respect to the Money Laundering Laws is pending, or to the best knowledge of the Company, threatened.

Section 5.26. Definition of the Company’s Knowledge. As used in this Agreement, the phrase “to the knowledge of the Company” or any similar phrase means the knowledge of those individuals identified in Section 5.26 of the Company Disclosure Schedule, in each case as such knowledge would reasonably be expected to be obtained by such individuals in the performance of such individual’s duties.

Section 5.27. No Other Representations or Warranties; Investigation by Parent. Parent and Merger Sub each acknowledges and agrees that (a) it has had an opportunity to discuss the business of the Company and the Company Subsidiaries with the management of the Company, (b) it has had reasonable access to the books and records of the Company and the Company Subsidiaries, (c) it has been afforded the opportunity to ask questions of and receive answers from officers of the Company, and (d) except for the representations and warranties contained in this Article V, and any certificates delivered by the Company hereunder, neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or any Company Subsidiary, notwithstanding the delivery or disclosure to Parent or Merger Sub of any documentation, forecasts, projections or other information in connection with the transactions contemplated by this Agreement. Nothing contained in this Section 5.27 will be construed as a waiver of a claim for fraud.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

Section 6.1. Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, license, use, lease and operate its assets and properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not be reasonably expected to prevent or materially delay the consummation of the Merger.

Section 6.2. Authorization, Validity and Effect of Agreements. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to perform and consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize this Agreement or to consummate such transactions. No vote of Parent stockholders is required to approve this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and legally binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles.

Section 6.3. Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby. All issued and outstanding shares of Merger Sub are owned directly or indirectly by Parent, free and clear of all Liens, other than restrictions and encumbrances imposed under the Securities Act or other applicable law.

Section 6.4. Consents and Approvals; No Violations. Except for (a) the filing with the SEC of the Schedule TO and the Offer Documents and a Schedule 13D or 13G, as applicable, (b) compliance with any applicable foreign or Blue Sky laws, (c) filings and the applicable requirements of the HSR Act, (d) the acceptance for record by the SDAT of the Articles of Merger, (e) compliance with the NYSE rules and regulations, (f) the receipt of Company Stockholder Approval, if required, and (h) such filings as may be required in connection with state or federal transfer Taxes, none of the execution, delivery or performance by Parent and Merger Sub of this Agreement, the consummation of the Offer and the consummation by the Merger Sub of the Merger and the other transactions contemplated hereby and compliance by Parent and Merger Sub with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the organizational documents of each of Parent and Merger Sub, (ii) require any filing by Parent or Merger Sub with, notice by, or permit, authorization, consent or approval of, any Governmental Authority, (iii) require any consent or notice under, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which each of Parent and Merger Sub is a party or by which any of them or any of their respective properties or assets may be bound, or (iv) violate any law applicable to each of Parent and Merger Sub or any of their respective properties or assets, except in the case of clauses (iii) and (iv) above, excluding any of the foregoing which would not, individually or in the aggregate, (A) reasonably be expected to prevent or materially delay consummation of the Offer, the Merger, or any of the transactions contemplated hereby or (B) otherwise reasonably be expected to prevent or materially delay performance by Parent or Merger Sub of any of its material obligations under this Agreement.

Section 6.5. Disclosure Documents. None of (a) the Schedule TO or the Offer Documents, at the date each is filed with the SEC (other than as to information supplied in writing by the Company and the Company Subsidiaries expressly for inclusion therein or based upon or incorporated by reference from the Company SEC Reports, as to which no representation is made) or (b) the information supplied by Parent or Merger Sub for inclusion in the Company Proxy/Information Statement, the Company Schedule 13E-3 or Schedule 14D-9, at the date each is filed with the SEC (in the case of the Company Schedule 13E-3 or the Schedule 14D-9), on the date each is first mailed to stockholders of the Company (in the case of the Company Proxy/Information Statement), or at the time of the Company Stockholder Meeting (if such meeting is held), contain or will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Parent and Merger Sub will cause the Schedule TO and the Offer Documents and all related SEC filings to comply as to form in all material respects with the requirements of the Exchange Act applicable thereto and any other applicable law as of the date of such filing.

Section 6.6. No Brokers. No broker, investment banker or other Person is entitled to any brokers’, finders’ or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub, for which fee or commission the Company or any of the Company Subsidiaries may be liable.

Section 6.7. Available Funds. Parent will have, and will make available to Merger Sub, as of the Acceptance Date and the Effective Date, the funds necessary to cause Merger Sub to consummate the Offer and the Merger on the terms contemplated by this Agreement.

Section 6.8. Solvency. As of the Effective Time, immediately after giving effect to all of the transactions contemplated by this Agreement, including the payment of the Offer Price and the aggregate Merger Consideration and payment of all related fees and expenses, neither the Surviving Company nor Parent will be insolvent or unable to pay its debts as and when they become due.

ARTICLE VII

CONDUCT OF BUSINESS PENDING THE MERGER

Section 7.1. Conduct of Business by the Company. Except for matters expressly contemplated by this Agreement, from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Section 10.1 hereof, or to the extent that Parent shall otherwise consent in writing, the Company shall, and shall cause each of the Company Subsidiaries to, subject to the limitations and restrictions contained in this Section 7.1, conduct its business in the ordinary course consistent with past practice and use its reasonable best efforts to preserve intact its present business organization and relationships with third parties and to keep available the services of its present officers and preserve its relationships with its borrowers, lenders and others having business dealings with the Company or the Company Subsidiaries and to conduct the business of the Company and each Company Subsidiary such that the Company will continue to qualify as a REIT commencing with the Company’s initial taxable year ended December 31, 2007 through the Effective Time. Without limiting the generality of the foregoing, from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Section 10.1 hereof, except as disclosed in Section 7.1 of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries will (except as expressly permitted in this Agreement, or to the extent that Parent shall otherwise consent in writing):

(a) (i) declare, set aside or pay any dividend or make any other actual, constructive or deemed distribution (whether in cash, stock, or property or any combination thereof) in respect of any equity securities of the Company or any Company Subsidiary other than dividends by a Company Subsidiary to the Company (other than (x) dividends or distributions from a Company Subsidiary to the Company and (y) dividends or distributions that Parent directs the Company to declare and pay to its holders of Common Stock, out of funds legally available therefor, pursuant to Section 8.2 hereof), (ii) split, combine or reclassify any of the equity securities of the Company or any Company Subsidiary or issue or authorize for issuance any securities in respect of, in lieu of or in substitution for such securities or other interests, or (iii) repurchase, redeem or otherwise acquire any of the equity securities of the Company or any Company Subsidiary or any other securities, units, interests, equity equivalents (including, without limitation, share appreciation rights, “phantom” stock plans or stock equivalents) of the Company or any of the Company Subsidiaries or any rights, warrants or options to acquire any such shares or other securities;

(b) authorize for issuance, issue, deliver, sell, grant, pledge or encumber, or agree or commit to issue, deliver, sell, grant, pledge or encumber (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of capital stock (or similar equity interest) of any class or any other securities or units, interests, equity equivalents, any other voting or redeemable securities (including, without limitation, share appreciation rights,

“phantom” stock plans, stock based performance units or stock equivalents) or any securities convertible into any such shares, securities, units, interests, equity equivalents, voting securities or convertible or redeemable securities, other than the issuance of Common Stock upon the vesting or settlement of any Restricted Shares outstanding on the date of this Agreement and in accordance with the existing terms of such Restricted Shares;

(c) except to the extent required to comply with its obligations hereunder or with applicable law (and, in such case, upon the prior consent of Parent, acting reasonably), alter or amend or propose to alter or amend its corporate charter or bylaws or the organizational or governing documents of any Company Subsidiary;

(d) exempt any Person, other than Parent, Merger Sub or any of their Affiliates or Subsidiaries or, if applicable and following the expiration of any applicable Notice Period, the Person entering into a Company Acquisition Agreement in connection with a Superior Termination, from any limits or restrictions contained in the Company’s corporate charter or bylaws with respect to the ownership of any equity securities of the Company;

(e) (i) merge, consolidate or enter into any other business combination with any other Person, (ii) acquire or agree to acquire (by merger, consolidation or acquisition) any corporation, partnership or other entity, or (iii) purchase any equity interest in or all or substantially all of the assets of, any Person or any division or business thereof;

(f) sell, lease, license, encumber or otherwise dispose of any of its assets or any interest therein, other than in the ordinary course, or adopt a plan (or a resolution providing for or authorizing) a complete or partial liquidation, dissolution, merger, consolidation, restructuring or other reorganization; provided, however, that notwithstanding any other provision of this Agreement to the contrary, the Company may offer and sell the mortgage loans, or participations therein, in the ordinary course of business at not less than the prices set forth on Section 7.1(f) of the Company Disclosure Schedule;

(g) (i) incur any Indebtedness or assume or guarantee the Indebtedness of another Person (other than a Company Subsidiary), enter into any “keep-well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing (other than a Company Subsidiary), except for working capital borrowings incurred in the ordinary course of business and advances under the Company’s Master Repurchase Agreement dated March 29, 2007 with Wachovia Bank, National Association necessary to fund the Company’s commitments under loan agreements with Third Party borrowers existing on the date of this Agreement (“Existing Loans”), (ii) make any loans, advances or capital contributions to, or equity investments in, any other Person, other than to the Company or any Company Subsidiary, (iii) prepay, refinance or amend any existing Indebtedness other than refinancings of existing Indebtedness at maturity on terms reasonably acceptable to Parent, or (iv) fail to use its commercially reasonable efforts to comply or remain in compliance with all material terms and provisions of any agreement relating to any outstanding Indebtedness of the Company or any Company Subsidiary (in each case after giving effect to any applicable waivers);

(h) acquire, originate, underwrite, fund, structure or syndicate any loans other than as permitted pursuant to Section 7.1(g) hereof;

(i) make, rescind, revoke or change any Tax election or settle or compromise any material Tax liability of the Company or any Company Subsidiary;

(j) amend any Tax Return, change an annual Tax accounting period, change any Tax accounting method (except as required by applicable law) or execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of any Taxes, nor shall the Company file any Tax Return of the Company or any Company Subsidiary with any Governmental Authority without first providing such Tax Return to Parent for comment at least 30 days prior to any such filing, and the Company shall accept any Parent comments and incorporate such comments into the Tax Return that is filed unless such comments are unreasonable in light of the Company’s past practice; provided, however, that the Company shall not reject a Parent comment as unreasonable if it is required by applicable Tax law (including cases, rulings and similar authorities);

(k) (i) fail to maintain its books and records in all material respects in accordance with GAAP consistently applied, (ii) change any of its methods, principles or practices of financial accounting in effect on the date hereof, other than as required by changes in GAAP as concurred with by the Company’s independent auditors, (iii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or (iv) revalue in any material respect any of its assets, including writing-off accounts receivable, except, in each of the foregoing cases, as may be required by the SEC, applicable law or GAAP (in which case, the Company shall promptly inform Parent of such changes);

(l) make or agree to make any capital expenditures;

(m) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business or in accordance with their terms, of claims, liabilities or obligations recognized or disclosed in the most recent financial statements (or the notes thereto) of the Company included in the Covered SEC Reports or incurred since the date of such financial statements in the ordinary course of business;

(n) waive, release, assign, settle or compromise any pending or threatened litigation, action or claim, including any shareholder derivative or class action claims other than settlements or compromises for litigation providing solely for the payment of money damages where the amount paid (after reduction by any insurance proceeds actually received or appropriate credits are applied from self-insurance reserves), in settlement or compromise, does not exceed $10,000 individually or $25,000 in the aggregate, which settlement or compromise provides for a complete release of the Company and each applicable Company Subsidiary for all claims and which do not provide for any admission of liability by the Company or any Company Subsidiary;

(o) except as otherwise permitted pursuant to this Agreement and other than in the ordinary course of business, (i) modify, amend or terminate any Material Contract, (ii) waive compliance with the terms of or breaches under any Material Contract, (iii) waive, release or assign any material rights or claims under any Material Contract, or (iv) enter into any Material Contract;

(p) except as required by applicable law or as set forth in Section 7.1(p) of the Company Disclosure Schedule (i) increase the compensation or benefits of any director or officer of the Company or any Company Subsidiary, (ii) amend, modify, alter or terminate any Company Incentive Plan or Employee Program, (iii) enter into, amend or modify any employment, consulting, severance, termination or similar agreement with any director or officer of the Company or any Company Subsidiary or any employee of Parent or its Affiliates, (iv) accelerate the payment of compensation or benefits to any director or officer of the Company or any Company Subsidiary, (v) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Incentive Plan, Employee Program or compensation agreement or arrangement or (vi) take any action that could give rise to severance benefits payable to any director or officer of the Company or any Company Subsidiary or as a result of consummation of any of the transactions contemplated by this Agreement or (vii) hire any employee;

(q) (i) approve, adopt or enter into any stockholders’ rights plan or other anti–takeover measure unless it excludes Parent, Merger Sub, and any of their Affiliates from its operation in all respects; (ii) take any action that would cause any Takeover Statute to apply to this Agreement, the Offer, the Merger or the other transactions contemplated hereby;

(r) enter into any transaction with any of its Affiliates other than pursuant to arrangements in effect on the date hereof;

(s) amend or modify the existing agreement between the Company and the Company Financial Advisor in connection with the Offer and the Merger nor enter into any new agreement with, or otherwise engage, any additional advisors or consultants in connection with the Offer or the Merger and the transactions contemplated by this Agreement, except with the prior written consent of Parent in each instance;

(t) fail to duly and timely file all material reports and other material documents required to be filed with all Governmental Authorities (including the SEC) and any applicable securities exchange listing authorities (including the NYSE), subject to extensions permitted by applicable law;

(u) take any action or fail to take any action which would, or would be reasonably likely to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Offer or of the Company to consummate the Merger or the other transactions contemplated by this Agreement; or

(v) authorize any of, or commit or agree to take any of, the foregoing actions or any action that would result in a breach of any representation or warranty of the Company contained in this Agreement as of the date when made or as of any future date or would result in any of the conditions to the Merger not being satisfied or in a material delay in the satisfaction of such conditions.

Section 7.2. Conduct of Business by Parent and Merger Sub. Each of Parent and Merger Sub agrees that, from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Section 10.1 hereof, unless otherwise contemplated herein, it shall not (i) take any action that is intended to or would result in any of the Offer Conditions or any of the conditions to effecting the Merger set forth in Article IX becoming incapable of being satisfied; or (ii) take any action or fail to take any action which would, or would be reasonably likely to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the Offer, the Merger or the other transactions contemplated by this Agreement.

ARTICLE VIII

ADDITIONAL COVENANTS

Section 8.1. Company Stockholder Meeting; Proxy Material.

(a) If the Company Stockholder Approval is required by law in order to consummate the Merger, the Company shall, in accordance with applicable law, its corporate charter and bylaws and NYSE rules and regulations, as promptly as practicable following the Expiration Date, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholder Meeting”) for the purpose of obtaining the Company Stockholder Approval. The record date for determining eligibility to vote at the Company Stockholder Meeting shall be the date immediately following the Acceptance Date. Subject to the duties of the Board of Directors under applicable law, the Company shall, through its Board of Directors, recommend to its Stockholders that the Company Stockholders’ Approval be given.

(b) In connection with the Company Stockholder Meeting, if required to be held, the Company will (i) as promptly as practicable prepare the Company Proxy/Information Statement and applicable amendments to the Company Schedule 13E–3 and file the Company Proxy/Information Statement and applicable amendments to the Company Schedule 13E–3 with the SEC as promptly as practicable following the Acceptance Date and in any event within five (5) Business Days following the later of the Acceptance Date and the final expiration date of any “subsequent offering period,” (ii) respond as promptly as practicable to any comments received from the SEC with respect to such filings and provide copies of such comments to Parent and Merger Sub and their counsel promptly upon receipt thereof and copies of proposed responses to such comments to Parent and Merger Sub a reasonable time prior to filing to allow comment, (iii) as promptly as practicable prepare and file (after Parent and Merger Sub have had a reasonable opportunity to review and comment on) any amendments or supplements necessary to be filed in response to any SEC comments or as required by law, (iv) mail to the Company’s stockholders as promptly as practicable the Company Proxy/Information Statement and all other customary proxy or other materials for meetings such as the Company Stockholder Meeting, (v) to the extent required by applicable law, as promptly as reasonably practicable prepare, file and distribute to the Company stockholders any supplement or amendment to the Company Proxy/Information Statement and the Company Schedule 13E–3 if any event shall occur which requires such action at any time prior to the Company Stockholder Meeting, and (vi) otherwise use its reasonable best efforts to comply with all requirements of law applicable to any Company Stockholder Meeting and the Merger. Parent and Merger Sub shall cooperate with the Company in connection with the preparation of the Company Proxy/Information Statement and the preparation and filing of the Company Schedule 13E–3, including promptly furnishing the Company upon request with any and all information as may be required to be set forth in the Company Proxy/Information Statement and the Company Schedule 13E–3 under applicable law. The Company will provide Parent and Merger Sub a reasonable opportunity to review and comment upon the Company Proxy/Information Statement and the Company Schedule 13E–3, or any amendments or supplements thereto, prior to mailing the Company Proxy/Information Statement to its stockholders and filing the Company Schedule 13E–3 with the SEC.

(c) If, at any time prior to the Effective Time, any information relating to the Company, Parent or Merger Sub or any of their respective Affiliates should be discovered by the Company, Parent or Merger Sub which should be set forth in an amendment or supplement to the Company Proxy/Information Statement or Company Schedule 13E–3, as applicable, so that the Company Proxy/Information Statement or Company Schedule 13E–3, as applicable, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties and, to the extent required by applicable law, the Company shall disseminate an appropriate amendment thereof or supplement thereto describing such information to the Company’s stockholders.

(d) In connection with the filing of the Company Proxy/Information Statement, the Company and Merger Sub will cooperate to (i) concurrently with the preparation and filing of the Company Proxy/Information Statement, prepare and file with the SEC amendments to the Company Schedule 13E–3 relating to the Merger and the other transactions contemplated hereby and furnish to each other all information concerning such party as may be reasonably requested in connection with the preparation of the Company Schedule 13E–3, (ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings and will consult with each other prior to providing such response, (iii) as promptly as reasonably practicable after consulting with each other, prepare and file any amendments or supplements necessary to be filed in response to any SEC comments or as required by law, (iv) have cleared by the SEC (if applicable) the Company Schedule 13E–3 and (v) to the extent required by applicable law, as promptly as reasonably practicable prepare, file and distribute to the stockholders of the Company any supplement or amendment to the Company Schedule 13E–3 if any event shall occur which requires such action at any time prior to the Company Stockholder Meeting. At the Company Stockholder Meeting, Parent will vote or cause to be voted all shares of Common Stock held by Parent or Merger Sub or any of their Affiliates as of the applicable record date and entitled to vote thereon in favor of the approval of the Merger and the Merger Agreement.

(e) If, on the date of the Company Stockholder Meeting, the Company has not received proxies representing a sufficient number of shares of Common Stock to approve the Merger, the Company shall adjourn the Company Stockholder Meeting until such date as shall be mutually agreed upon by the Company and Parent, which date shall not be less than five (5) days nor more than ten (10) days after the date of adjournment, and subject to the terms and conditions of this Agreement shall continue to use its reasonable best efforts, together with its proxy solicitor, to assist in the solicitation of proxies from stockholders relating to the Company Stockholder Approval.

(f) Approval of this Agreement, the Merger and the other transactions contemplated hereby are the only matters which the Company will propose to be acted on by the holders of shares of Common Stock at the Company Stockholder Meeting.

Section 8.2. Dividends. The Company will declare and pay a cash dividend of $.3494 per share of Common Stock to those holders of shares of Common Stock who hold such shares of record on the date immediately prior to the Acceptance Date. If the Acceptance Date does not occur such dividend will not be paid. In addition, the Company agrees that if directed by Parent in writing and solely to the extent that funds are legally available for the payment thereof, the Company shall, immediately prior to the Acceptance Date, declare and pay a dividend to the holders of shares of Common Stock in an amount equal to the undistributed REIT taxable income (as defined in Code Section 857(b)(2)) of the Company and the Company Subsidiaries as of such date. Any such additional dividend payment will reduce the Offer Price and the Merger Consideration on a dollar for dollar per share basis.

Section 8.3. Other Filings. As soon as reasonably practicable following the date of this Agreement, each of the parties to this Agreement shall properly prepare and file any other filings required under the Exchange Act or any other federal, state or foreign laws relating to the Merger or as may be necessary to obtain the consent or approval of any Governmental Authority requiring in connection with the transactions contemplated hereby (collectively, the “Other Filings”). The Company and Parent shall cooperate and consult with each other in connection with the making of all such Other Filings, including by providing copies of all relevant documents to the non-filing party and its counsel prior to the filing. Neither the Company nor Parent shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Authority without the consent of the other party, which consent shall not be unreasonably withheld or delayed. Each of the parties to this Agreement shall promptly notify the other parties of the receipt of any comments on, or any request for amendments or supplements to, any of the Other Filings by the SEC or any other Governmental Authority or official, and each of the parties to this Agreement shall supply the other parties with copies of all correspondence between it and its Affiliates and Representatives, on the one hand, and the SEC or the members of its staff or any other appropriate governmental official, on the other hand, with respect to any of the Other Filings. Each of the parties hereto shall promptly obtain and furnish the other parties with

(a) the information which may be reasonably required in order to make such Other Filings and (b) any additional information which may be requested by a Governmental Authority and which the parties reasonably deem appropriate.

Section 8.4. Access to Information. From the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Section 10.1 hereof, the Company shall (i) provide Parent and its Representatives with full access, upon reasonable prior notice and during normal business hours, to all personnel, officers, employees, agents, accountants, properties and facilities, of the Company and the Company Subsidiaries and the books and records relating to the Company and the Company Subsidiaries, (ii) furnish Parent and its Representatives with all such information and data (including copies of Contracts, accountant work papers and other books and records) concerning the Company and the Company Subsidiaries and operations of the Company and the Company Subsidiaries as Parent or any of such Representatives reasonably may request in connection with such investigation, and (iii) furnish reasonably promptly to Parent a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of applicable U.S. federal or state securities laws. All such information shall be kept confidential in accordance with the terms of the Confidentiality Agreement, dated as of November 16, 2007, between the Ultimate Parent and the Company (the “Confidentiality Agreement”).

Section 8.5. Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties to this Agreement agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable law to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate the transactions contemplated by this Agreement (including the Offer and the Merger), including, without limitation, if required, as promptly as practicable following the execution and delivery of this Agreement, filing with the United States Federal Trade Commission and the United States Department of Justice, the notification and report form under the HSR Act required for the transactions contemplated hereby and, thereafter, furnishing as promptly as reasonably practicable any supplemental information requested in connection therewith by any Governmental Authority pursuant to the HSR Act. Parent agrees to assist and cooperate with the Company and, in cooperation with the Company, use its reasonable best efforts, if necessary, to obtain from third parties appropriate waivers and/or moratoria on pursuit of remedies upon the occurrence of any event of default under any Material Contract to which the Company or any Company Subsidiary is a party and, if necessary, to provide, until the earlier of the Effective Time or the date this Agreement is terminated in accordance with its terms, short-term financing to cover any funding deficiency that the Company may experience on the terms and subject to the conditions set forth on Schedule 8.5 to this Agreement. The Company and Parent each shall comply as promptly as practicable with any other laws of any Governmental Authority that are applicable to any of the transactions contemplated hereby and pursuant to which any consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other person in connection with such transactions is necessary. The Company and Parent each shall furnish to the others such necessary information and reasonable assistance as the other may request in connection with their preparation of any filing, registration or declaration that is necessary under the HSR Act or any other such laws. The Company and Parent shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Authority (or other person regarding any of the transactions contemplated by this Agreement) in respect of any such filing, registration or declaration, and shall comply promptly with any such inquiry or request (and, unless precluded by law, provide copies of any such communications that are in writing). The Company shall not independently participate in any meeting, or engage in any substantive conversation, with any Governmental Authority in respect of any such filings, investigation or other inquiry without giving Parent prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend or participate in such meeting. The parties shall use their respective reasonable best efforts to resolve any objections that may be asserted by any Governmental Authority with respect to the transactions contemplated hereby.

(b) Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to cause the Closing to occur as promptly as practicable, including by defending against any lawsuits, actions or proceedings, judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, and seeking to have any Restraint or prohibition entered or imposed by any court or other Governmental Authority that is not yet final and nonappealable vacated or reversed.

(c) The Company and Parent will cooperate and use their respective reasonable best efforts to obtain as promptly as practicable all consents, approvals and waivers required by third persons so that all permits and Contracts of the Company and the Company Subsidiaries will remain in full force and effect after the Effective Time.

(d) Notwithstanding anything to the contrary in this Agreement, (i) neither Parent nor any of its Affiliates shall be required to hold separate (including by trust or otherwise) or to divest any of their respective businesses or assets (including, following the Effective Time, any of the businesses or assets of the Surviving Company and its Subsidiaries), or to take or agree to take any action or agree to any limitation with respect to the ownership or holding of any of their respective businesses or assets (including, following the Effective Time, any of the businesses or assets of the Surviving Company and its Affiliates), (ii) neither any party hereto nor their respective Affiliates shall be required to take any action that would, or could reasonably be expected to, substantially impair the benefits expected, as of the date of this Agreement, to be realized by Parent from consummation of the Merger and (iii) no party to this Agreement shall be required to waive any of the conditions to the Merger set forth in Article IX as they apply to such party to this Agreement.

Section 8.6. Notice. The Company shall give prompt notice to Parent and Merger Sub and Parent and Merger Sub shall give prompt notice to the Company, if (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becomes untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becomes untrue or inaccurate in any material respect or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

Section 8.7. No Solicitation.

(a) Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (New York time) on the date that is thirty (30) days after the date of this Agreement (the “Solicitation Period End Date”), the Company, the Company Subsidiaries and its and their Representatives shall have the right to, directly or indirectly (i) solicit, initiate, encourage or facilitate any inquiry with respect to, or the making, submission or announcement of, any Competing Proposal and (ii) participate in discussions or negotiations regarding, and furnish to any Person information with respect to, and take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may lead to, a Competing Proposal; provided, however, that the Company shall not, and shall not authorize or permit any of the Company Subsidiaries or any of its or their Representatives to, provide to any Person any material non-public information unless the

Company receives from such third party an executed confidentiality agreement with confidentiality provisions (including customary standstill and non-solicitation provisions for such a transaction) in form no more favorable, in the aggregate, to such Person than those confidentiality provisions contained in the Confidentiality Agreement, provided, that, the Company shall promptly provide to Parent any material non-public information concerning the Company or the Company Subsidiaries that is provided to any Person given such access but which was not previously provided to Parent and its Representatives. Parent agrees that, during the period from the date hereof to and including the sixth (6th) Business Day after the Solicitation Period End Date, neither it nor any Affiliate of Parent shall, and that it shall use its reasonable best efforts to cause its and their respective Representatives not to, knowingly interfere with or knowingly participate in discussions with (other than officers of the Company or employees of Parent, or otherwise at the request of the Special Committee), any Person that has made, or is considering or participating in discussions or negotiations with the Company, the Company Subsidiaries or its or their respective Representatives regarding, a Competing Proposal.

(b) Subject to the provisions of this Section 8.7, and except as it may relate to any Person or group of related Persons from whom the Company has received, prior to the Solicitation Period End Date, a bona fide Competing Proposal that the Board of Directors, upon the recommendation of the Special Committee, determines in good faith (such determination to be made on or prior to the Solicitation Period End Date), after consultation with its outside legal counsel and independent financial advisor, constitutes or could reasonably be expected to result in a Superior Proposal, including adequate sources of financing (each such Person or group, an “Excluded Party;” provided, however, that any such Person or group shall cease to be an Excluded Party at such time after the Solicitation Period End Date as negotiations between the Company and such Person or group with respect to Competing Proposal(s) made by such Person or group shall have terminated), (A) on the Solicitation Period End Date, the Company shall, and shall cause the Company Subsidiaries to, and shall direct its and their respective Representatives to, immediately cease any solicitation, encouragement, discussions or negotiations with any parties that may be ongoing with respect to any Competing Proposal and (B) during the period beginning on the Solicitation Period End Date and continuing until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article X, the Company agrees that neither it nor any Company Subsidiary shall, and that it shall direct its and their respective Representatives not to, directly or indirectly, (i) solicit, participate in, initiate, knowingly facilitate or encourage (including by way of furnishing information), or knowingly take any other action designed or reasonably likely to facilitate or encourage, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Proposal (including by way of making any public announcement of its intention to do any of the foregoing), (ii) participate in any discussions or negotiations (including by way of furnishing information) regarding any Competing Proposal, or (iii) enter into any agreement (or agreement in principle) with respect to a Competing Proposal (other than a confidentiality agreement contemplated by Section 8.7(c)). No later than two (2) days after the Solicitation Period End Date, the Company shall notify Parent in writing of the identity of each Excluded Party and shall promptly provide to Parent a copy of any Competing Proposal made in writing provided to the Company or any of the Company Subsidiaries prior to the Solicitation Period End Date and a written summary of the material terms of any such Competing Proposal not made in writing.

(c) Notwithstanding the limitations set forth in Section 8.7(b), at any time from the Solicitation Period End Date and continuing until the earlier of the receipt of the Company Stockholder Approval and the termination of this Agreement pursuant to Article X, if the Company or any of its Representatives receives an unsolicited written Competing Proposal that the Board of Directors determines in good faith, after consultation with its outside legal counsel and independent financial advisor, (i) constitutes a Superior Proposal or (ii) could reasonably be expected to result in a Superior Proposal, then the Company may take the following actions: (x) furnish non-public information to the

Person making such Competing Proposal (if, and only if, prior to so furnishing such information, the Company receives from the Person an executed confidentiality agreement with confidentiality provisions (including customary standstill and non-solicitation provisions for such a transaction) in form no more favorable in the aggregate to such Person than those confidentiality provisions contained in the Confidentiality Agreement) and (y) engage in discussions or negotiations with such Person with respect to such Competing Proposal.

(d) The Company shall promptly (and in any event no later than 24 hours) notify Parent if the Company, the Company Subsidiaries or its or their Representatives receives (i) any Competing Proposal or (ii) any inquiry or request for discussions or negotiations regarding any Competing Proposal, including during the period from the date of this Agreement to the Solicitation Period End Date. The Company shall notify Parent promptly (and in any event no later than 24 hours) of the identity of such Person and provide a copy of such Competing Proposal, inquiry or request (or, where no such copy is available, a written description of such Competing Proposal, inquiry or request), including any material modifications thereto or to any Competing Proposal made by an Excluded Party. The Company shall keep Parent reasonably informed on a current basis (and in any event no later than 24 hours) after the occurrence of any material changes or developments of the status of any Competing Proposal, inquiry or request (including the material terms and conditions thereof and of any material modification thereto). Without limiting the foregoing, the Company shall promptly (within 24 hours) notify Parent orally or in writing if it determines to begin providing or making available information or to engage in discussions or negotiations concerning a Competing Proposal pursuant to Section 8.7(c). The Company agrees that it will not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from providing any such information to Parent. Notwithstanding the foregoing, during the period from the date of this Agreement to the Solicitation Period End Date, the Company shall not be required to disclose the identity of the Person making a Competing Proposal nor shall the Company be required to keep Parent informed as to the status of any discussions or negotiations with such Person unless there has been a material modification to the financial terms of the Competing Proposal or in the event the Board of Directors determines in good faith, after consultation with its outside legal counsel and independent financial advisor, that such Competing Proposal (i) constitutes a Superior Proposal or (ii) could reasonably be expected to result in a Superior Proposal in which case the Company shall promptly (within 24 hours) notify Parent orally or in writing of such facts.

(e) Other than in accordance with this Section 8.7, the Board of Directors shall not (i) change, qualify, withdraw or modify, or propose publicly to change, qualify, withdraw or modify, in a manner adverse to Parent, the Recommendation by the Board of Directors of the Offer, the Merger or this Agreement or the other transactions contemplated hereby; (ii) approve, adopt or recommend, or propose publicly to approve, adopt or recommend, any Competing Proposal; (iii) make any recommendation in connection with a tender offer or exchange offer other than a recommendation against such offer (each of the foregoing actions specified in clauses (i), (ii) and (iii), a “Change of Recommendation”); or (iv) authorize the Company to enter into any letter of intent, merger, acquisition, or similar agreement with respect to any Competing Proposal other than any confidentiality agreement to be entered into by the Company as contemplated by this Section 8.7 (each a “Company Acquisition Agreement”); provided, however, that, in response to the receipt of a Superior Proposal that has not been withdrawn or abandoned, the Board of Directors may, at any time prior to obtaining the Company Stockholder Approval, make either (x) a Change of Recommendation and/or (y) terminate this Agreement in accordance with Section 10.1 to enter into a Company Acquisition Agreement with respect to such Superior Proposal (a “Superior Termination”); provided further, that, the Board of Directors may not effect such Change of Recommendation or a Superior Termination, in each case in connection with a Superior Proposal, unless both of the following conditions have been met:

(A) the Company shall have provided prior written notice to Parent, at least three (3) Business Days in advance (the “Notice Period”), of its intention to effect a Change of Recommendation and/or Superior Termination in response to such Superior Proposal, which notice shall in addition specify the material terms and conditions (including price) of any such Superior Proposal (including the identity of the Person or group of Persons making the Superior Proposal), and contemporaneously with providing such notice shall have provided a copy of the relevant proposed acquisition agreement and other material documents related thereto (provided, that, no information need be provided regarding the terms, structure or other financial information regarding any debt financing commitments) with the party making such Superior Proposal; and

(B) prior to effecting such Change of Recommendation and/or Superior Termination in response to a Superior Proposal, the Company shall, and shall cause its legal and financial advisors to, during the Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments to the terms and conditions of this Agreement so that such Competing Proposal ceases to constitute a Superior Proposal.

(f) If during the Notice Period any revisions are made to the Superior Proposal to which the final proviso of Section 8.7(e) applies and the Board of Directors or any committee thereof in its good faith judgment determines such revisions are material (it being agreed that any change in the purchase price in such Superior Proposal shall be deemed a material revision), the Company shall be required to deliver a new written notice to Parent and Merger Sub and to comply with the requirements of such proviso with respect to such new written notice. Notwithstanding anything to the contrary in this Agreement, no “stop-look-and-listen” communication to the Company’s shareholders of the nature contemplated by Rule 14d-9 of the Exchange Act shall be deemed to constitute a Change of Recommendation. Upon the occurrence of a Superior Termination involving the payment of all cash for 100% of the shares of the Company’s common stock, Parent shall, and shall cause all of its Affiliates to, take all actions necessary to cause the transaction contemplated by the Superior Proposal to be consummated, including, without limitation, tendering shares of Common Stock owned by Parent or its Affiliates, agreeing to vote all shares of Common Stock owned by Parent or its Affiliates in favor of the transaction contemplated by the Superior Proposal, and taking all other commercially reasonable actions requested by the Company to effectuate the transactions contemplated by the Superior Proposal, including without limitation, the termination of the Management Agreement and all other Contracts between the Company on the one hand and Parent or its Affiliates on the other hand, with such termination to be effective immediately prior to consummation of the transaction contemplated by the Superior Proposal. In connection with the termination of the Management Agreement contemplated by the previous sentence, notwithstanding any terms of the Management Agreement to the contrary, the Company shall, contemporaneously with such termination, pay to Parent in cash 50% of the Termination Fee. “Termination Fee,” for the purpose of this Section 8.7(f) shall have the meaning ascribed to such term in Section 1 of the Management Agreement.

(g) Nothing in this Agreement shall prohibit or restrict the Board of Directors from making a Change of Recommendation to the extent that the Board of Directors determines in good faith, for reasons not related to the receipt of a Competing Proposal, after consultation with the Company’s outside legal counsel, that the failure of the Board of Directors to effect a Change of Recommendation would be inconsistent with the directors’ fiduciary duties under applicable law.

(h) Any other provision of this Agreement notwithstanding, the Board of Directors may at any time take and disclose to its holders of shares of Common Stock a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, may issue a stop, look and listen announcement and may make any disclosure required by Rule 14a-9 promulgated under the Exchange

Act or Item 1012(a) of Regulation M-A; provided, however, that neither the Company nor the Board of Directors shall be permitted to recommend a Competing Proposal which is not a Superior Proposal; provided, further, that any disclosure other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, an express rejection of a Competing Proposal or an express reaffirmation of the Recommendation to its stockholders in favor of the Offer and the Merger shall be deemed to be a Change of Recommendation.

(i) Except in connection with the Company’s entry into a Company Acquisition Agreement in accordance with this Section 8.7, the Company shall not take any action to exempt any Person (other than Parent or any of its Affiliates) from any Takeover Statute.

Section 8.8. Officers’ and Directors’ Indemnification.

(a) Parent agrees that all rights to indemnification or exculpation existing in favor of, and all limitations on the personal liability of, each present and former director and officer of the Company and the Company Subsidiaries provided for in the respective charters or bylaws (or other applicable organizational documents) or otherwise in effect as of the date hereof shall survive the Merger (and, with respect to the Company or any Company Subsidiary that is not the surviving entity of the Merger, shall be reflected in the applicable organizational documents of each such entity) and continue in full force and effect in accordance with their terms; provided, however, that all rights to indemnification in respect of any claims (each a “Claim”) asserted or made within such period shall continue until the final disposition of such Claim; provided, further however, that the provisions of this Section 8.8(a) shall not apply to, nor be enforceable by, any director of the Company who voluntarily resigns (other than as a result of death, physical incapacity or serious illness) from his or her position as a director of the Company on or prior to the earlier to occur of the Acceptance Date or the date of termination of this Agreement.

(b) From and after the Effective Time, Parent and Surviving Company shall, jointly and severally, to the fullest extent permitted under applicable law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director and officer of the Company and any of the Company Subsidiaries (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or at the Effective Time (including without limitation the transactions contemplated by this Agreement) in connection with such persons serving as an officer, director or other fiduciary of the Company or any of the Company Subsidiaries or of any entity if such service was at the request or for the benefit of the Company; provided, however, that the provisions of this Section 8.8(b) shall not apply to, nor be enforceable by, any director of the Company who voluntarily resigns (other than as a result of death, physical incapacity or serious illness) from his or her position as a director of the Company on or prior to the earlier to occur of the Acceptance Date or the date of termination of this Agreement.

(c) Prior to the Effective Time, the Company shall be entitled to, and shall, purchase a “tail” insurance policy (which policy by its express terms shall survive the Merger), of at least the same coverage and amounts containing terms and conditions that are no less favorable to the directors and officers of the Company and each Company Subsidiary as the Company’s and the Company Subsidiaries’

existing policy or policies, and from insurance carriers with comparable credit ratings, for the benefit of the current and former officers and directors of the Company and each Company Subsidiary with a claims period of six years from the Effective Time with respect to directors’ and officers’ liability insurance for claims arising from facts or events that occurred at or prior to the Effective Time. Parent and the Surviving Company shall jointly and severally be liable for the payment of all premiums in respect of such “tail” insurance policy or policies. In addition to, and not to the exclusion of or as an alternative to, the foregoing requirement that the Company acquire “tail” insurance coverage, if the Company shall receive notice that its existing management protection policy with ACE American Insurance Company and/or either or both of its excess policies with Illinois National Insurance Company and XL Specialty Insurance Company will expire, terminate or not be renewed at any time after the date hereof but before the Effective Time, the Company shall immediately, but in no event later than one (1) Business Day after such expiration, termination or non-renewal, exercise any and all rights to continue, extend or otherwise make claims under such policies to the fullest extent permitted by the terms of such policies and pay all premiums owed in connection with the exercise of such rights, it being the express intention of the parties that the officers and directors of the Company be afforded the fullest protection available under the Company’s existing insurance policies.

(d) Except as otherwise provided in Section 8.8(a) and Section 8.8(b) of this Agreement, if Parent, the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company or such transferees, as the case may be, assume the obligations set forth in this Section 8.8.

(e) Except as otherwise provided in Section 8.8(a) and Section 8.8(b) of this Agreement, the rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under any organizational documents of the Company or any of the Company Subsidiaries or the Surviving Company, any other indemnification agreement or arrangement, applicable law or otherwise. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to law, contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of the Company Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 8.8 is not prior to, or in substitution for, any such claims under any such policies.

Section 8.9. Public Announcements. The Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by law or the applicable rules of any national securities exchange if the party issuing such press release or making such public statement has used its commercially reasonable efforts to consult with the other party and to obtain such party’s consent but has been unable to do so prior to the time such press release or public statement or filing is required to be released or furnished pursuant to such law or rules.

ARTICLE IX

CONDITIONS TO THE MERGER

Section 9.1. Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver of the following conditions:

(a) Stockholder Approval, Short Form Merger. (i) The Merger and this Agreement shall have been approved by the Company Stockholder Approval or (ii) all conditions of applicable law required to be satisfied to effect the Merger as a Short Form Merger shall have been satisfied.

(b) Legal Action. No preliminary or permanent injunction, statute, rule, ruling, regulation, judgment, decision, order, injunction, writ, decree, temporary restraining order or other order issued by a court or a Governmental Authority (each a “Restraint”) shall have been enacted, entered, ordered, promulgated, issued or enforced that prohibits, enjoins or restricts the consummation of the Merger shall be in effect.

(c) Acceptance of the Offer. Merger Sub shall have accepted for purchase and paid for the shares of Common Stock tendered pursuant to the Offer in accordance with the terms hereof and thereof.

Section 9.2. Conditions to the Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction or waiver of the condition that the Company shall have delivered to Parent and Merger Sub an opinion of the Company’s counsel in the form attached hereto as Section 9.2 of the Company Disclosure Schedule relating to the Company’s qualification and taxation as a REIT under the Code for the taxable period commencing with the Company’s initial taxable year ended December 31, 2007 through the Effective Time.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

Section 10.1. Termination. This Agreement may be terminated and the Offer and Merger may be abandoned at any time prior to the Effective Time, whether before or after the receipt of the Company Stockholder Approval:

(a) prior to the Acceptance Date, by the mutual written consent of the Company and Parent;

(b) by either the Company or Parent:

(i) if the Acceptance Date shall not have occurred on or before the close of business on April 30, 2008 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b)(i) shall not be available to any party whose failure to fulfill any obligation or comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Acceptance Date to occur on or before the End Date; or

(ii) if any Restraint having any of the effects set forth in Section 9.1(b) shall be in effect and shall have become final and nonappealable, provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(b)(ii) shall not be available to any party whose breach of any provision of this Agreement is the cause of, or resulted in, the application or imposition of such Restraint and provided further that no party shall have the right to terminate pursuant to this Section 10.1(b)(ii) unless, prior to such termination, such party shall have used its reasonable best efforts to oppose any such Restraint or to have such Restraint vacated or made inapplicable to the Offer or the Merger.

(c) By the Company, prior to the Acceptance Date:

(i) if a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred, or any condition pursuant to Section 9.1 shall not have been satisfied, which would prevent Parent or Merger Sub from consummating the transactions contemplated by this Agreement, and such breach is incapable of being cured, or such condition is incapable of being satisfied, by the End Date; provided, however, that the Company is not then in material breach of this Agreement; or

(ii) in accordance with Section 8.7(e), provided that the Company has complied with the provisions of Section 8.7 and that it simultaneously pays Parent the Break-Up Fee or the Excluded Party Break-Up Fee, as applicable.

(d) by Parent or Merger Sub, prior to the Acceptance Date:

(i) if a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred, or any condition pursuant to Article IX shall not have been satisfied, which, either individually or in the aggregate, would reasonably be expected to result in the failure of any of the conditions set forth in Annex A to be satisfied, and such breach is incapable of being cured, or such condition is incapable of being satisfied, before the earlier of (i) the End Date and (ii) thirty (30) days following written notice to the Company from Parent, or which by its nature or timing cannot be cured within such time period; provided, however, that neither Parent nor Merger Sub is then in material breach of this Agreement

(ii) (A) the Board of Directors shall have failed to include the Recommendation in the Schedule 14D–9 or shall have made a Change of Recommendation or been deemed to have effected a Change of Recommendation or publicly proposed to effect a Change of Recommendation; (B) the Board of Directors shall have approved, endorsed or recommended to the stockholders of the Company a Competing Proposal (other than the Offer and the Merger); (C) the Board of Directors shall have failed to reaffirm its Recommendation within five (5) Business Days of being requested by Parent to do so or (D) the Board of Directors or any committee thereof shall have resolved to take any of the foregoing actions;

(iii) a tender offer or exchange offer for outstanding shares of Common Stock shall have been commenced (other than by the Parent, Merger Sub or an Affiliate of Parent) and the Board of Directors shall have recommended that the stockholders of the Company tender their shares in such tender or exchange offer or, within ten (10) Business Days after the commencement of such tender or exchange offer, the Board of Directors shall have failed to recommend against acceptance of such offer; or

(iv) the Company shall have willfully and materially breached any of its obligations under Section 8.7.

Section 10.2. Notice of Termination; Effect of Termination. The Company or Parent may terminate this Agreement by providing written notice of termination to the other party specifying with particularity the basis for such termination. If more than one provision in Section 10.1 is available to the Company or Parent in connection with a termination, the terminating party may rely on any or all available provisions in Section 10.1 for any such termination. If this Agreement is terminated by either the Company or Parent as provided in Section 10.1, this Agreement shall forthwith become void and shall have no further effect, without any liability or obligation on the part of Parent or the Company, except (i) for claims for damages to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements in this Agreement.

Section 10.3. Fees and Expenses.

(a) Expenses. Whether or not the Merger is consummated and except as otherwise provided in this Agreement, including without limitation Section 10.3(b), each party shall bear its own expenses in connection with the transactions contemplated by this Agreement, provided that Parent and the Company shall each bear one-half of the costs of filing, printing and mailing the Offer Documents, the Schedule 14D-9 and the Proxy Statement/Information Statement to the Company’s stockholders. As used in this Agreement, “expenses” means the out-of-pocket fees and expenses of any advisors, counsel and accountants, incurred by the party or on its behalf in connection with this Agreement and the transactions contemplated hereby, and the out-of-pocket expenses of the preparation, printing, filing and mailing of the Offer Documents, the Schedule 14D-9 and the Proxy Statement/Information Statement and the solicitation of Company Stockholder Approval.

(b) Termination Fees. Notwithstanding any provision in this Agreement to the contrary if:

(i) (A) prior to the termination of this Agreement, any Competing Proposal (for purposes of this Subsection, substituting 50% for the 15% threshold set forth in the definition of Competing Proposal) or the bona fide intention of any Person to make a Competing Proposal is publicly proposed or publicly disclosed or otherwise made known to the Company prior to, and not withdrawn at or prior to the time of, the relevant termination (each, a “Qualifying Transaction”), (B) this Agreement is terminated by Parent or the Company pursuant to Section 10.1(b)(i) and (C) concurrently with or within twelve (12) months after such termination, the Company enters into a definitive agreement with respect to or consummates any Qualifying Transaction, then the Company shall, concurrently with the consummation of the Qualifying Transaction, pay to Parent a fee of $8,900,000 in cash (the “Break-Up Fee”) (in any event net of any Parent Expense Reimbursement previously paid or payable by the Company);

(ii) this Agreement is terminated by the Company on or prior to the sixth (6th) Business Day following the Solicitation Period End Date pursuant to Section 10.1(c)(ii) in connection with a Superior Proposal made by an Excluded Party, the Company shall, concurrently with the consummation of such Superior Proposal made by such Excluded Party, pay to Parent a fee of $3,700,000 in cash (the “Excluded Party Break-Up Fee”) (in any event net (but not less than $0.00) of any Parent Expense Reimbursement previously paid or payable by the Company); provided, however, that if the initial Notice Period begins on or prior to the sixth (6th) Business Day following the Solicitation Period End Date, such sixth (6th) Business Day shall be tolled until the end of all applicable Notice Periods with respect to that specific Excluded Party for which such written notice was delivered pursuant to Section 8.7(e)(A) and the Company shall be entitled to pay the Excluded Party Break-Up Fee rather than the Break-Up Fee as required by Section 10.3(b)(iii) below if the Agreement is terminated by the Company pursuant to Section 10.1(c)(ii) immediately following the end of all applicable Notice Periods as a result of the Superior Proposal made by such Excluded Party;

(iii) this Agreement is terminated by the Company pursuant to Section 10.1(c)(ii) (A) in connection with a Superior Proposal made by a Person other than an Excluded Party, or (B) except as provided in Section 10.3(b)(ii) above, on or after the seventh (7th) Business Day following the Solicitation Period End Date in connection with a Superior Proposal made by an Excluded Party, the Company shall, concurrently with the consummation of such Superior Proposal, pay to Parent the Break-Up Fee;

(iv) this Agreement is terminated by Parent pursuant to Section 10.1(d)(ii) (unless the Company terminated this Agreement pursuant to Section 10.1(c) in connection with such Change of Recommendation), Section 10.1(d)(iii) or Section 10.1(d)(iv), the Company shall pay to Parent, within two (2) Business Days of such termination, the Break-Up Fee.

(c) If: (A) prior to the termination of this Agreement, a Competing Proposal (for purposes of this Subsection, substituting 50% for the 15% threshold set forth in the definition of Competing Proposal) or the bona fide intention of any Person to make a Competing Proposal is publicly proposed or publicly disclosed or otherwise made known to the Company prior to, and not withdrawn at or prior to the time of the Company Stockholder Meeting, and (B) following the occurrence of an event described in the preceding clause (A), this Agreement is terminated by the Company or Parent pursuant to Section 10.1(b)(i) then, the Company shall pay to Parent or its designees, as promptly as possible (but in no event later than two (2) Business Days following termination) following the delivery by Parent of an invoice therefor, all reasonable and documented out-of-pocket fees and expenses incurred by Parent and Merger Sub in connection with the transactions contemplated by this Agreement (the “Parent Expense Reimbursement”).

(d) The Excluded Party Break-Up Fee, the Break-Up Fee and the Parent Expense Reimbursement, as applicable, shall be paid in each case by wire transfer of same day funds as directed by the Company, reasonably in advance and, once paid, the Excluded Party Break-Up Fee, the Break-Up Fee and the Parent Expense Reimbursement (in the case where the Excluded Party Break-Up Fee or the Break-Up Fee is not otherwise payable) shall be the sole and exclusive remedy available to Parent and Merger Sub following termination of this Agreement. Upon payment of the Excluded Party Break-Up Fee or the Break-Up Fee and/or the Parent Expense Reimbursement (in the case where the Excluded Party Break-Up Fee or the Break-Up Fee is not otherwise payable), as applicable, the Company shall have no further liability with respect to this Agreement or the transactions contemplated hereby to Parent, Merger Sub, their shareholders, Affiliates or otherwise. Notwithstanding any provision in this Agreement to the contrary, in no event shall the Company be required to (i) pay both the Excluded Party Break-Up Fee and the Break-Up Fee or (ii) pay either such fee on more than one occasion. Any such payments shall be reduced by any amounts as may be required to be deducted or withheld therefrom under applicable Tax law.

(e) The Company acknowledges that the agreements contained in this Section 10.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parent and Merger Sub would not have entered into this Agreement. In the event that the Company shall fail to pay the Excluded Party Break-Up Fee, the Break-Up Fee or the Parent Expense Reimbursement when due, the Company shall reimburse Parent and/or Merger Sub, as applicable, for all reasonable costs and expenses actually incurred or accrued by Parent or Merger Sub, as applicable, (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 10.3. Each of the Parties acknowledges that the Excluded Party Break-Up Fee, the Break-Up Fee and the Parent Expense Reimbursement, as applicable, are, under the circumstances of this Agreement, reasonable compensation for damages that Parent or Merger Sub, as applicable, expects to suffer in the circumstances in which such fees are payable.

Section 10.4. Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party to this Agreement at any time before or after obtaining the Company Stockholder Approval, but, after the Company Stockholder Approval, no amendment shall be made that by law or in accordance with the rules of any relevant stock exchange or quotation system requires further approval by such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 10.5. Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto and (c) subject to the provisions of Section 10.4, waive compliance by the other parties with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party against which such waiver or extension is to be enforced. The failure of a party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE XI

GENERAL PROVISIONS

Section 11.1. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by facsimile (providing confirmation of transmission) or sent by prepaid overnight carrier (providing proof of delivery) to the parties at the following addresses or facsimile numbers (or at such other addresses or facsimile numbers as shall be specified by the parties by like notice):

(a)	if to Parent or Merger Sub:

Hypo Real Estate Holding AG

Unsoeldstrasse 2

80538 Munich, Germany

Attn: General Counsel

Fax: +49 89 203007 772

with a copy to:

Clifford Chance US LLP

31 West 52nd Street

New York, NY 10019

Attn:	Karl A. Roessner, Esq.

Larry P. Medvinsky, Esq.

Fax:	(212) 878-8375

(b)	if to the Company:

Quadra Realty Trust, Inc.

c/o Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022

Attn: Robert H. Mundheim — Chairman of the Special Committee

Fax: (212) 848-8529

with a copy to:

Bass, Berry & Sims, PLC

100 Peabody Place, Ste. 900

Memphis, TN 38103

Attn: John A. Good, Esq.

Fax: (901) 543-5999

Section 11.2. Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise. When a reference is made in this Agreement to Sections, Annexes, Exhibits or Schedules, such reference shall be to a Section of or Annex, Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” regardless whether such words are included.

Section 11.3. Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Share Purchase Date or the termination of this Agreement, except for those representations, warranties, covenants and agreements contained herein and therein which by their terms apply in whole or in part and which contemplate performance after the Share Purchase Date or the termination of this Agreement, as applicable, which shall survive the Share Purchase Date or the termination of this Agreement, as the case may be. Notwithstanding anything to the contrary contained herein, solely in the event of a Superior Termination, Parent’s obligations set forth in Section 8.7(f) shall survive until such time as the transaction contemplated by such Superior Termination is completed or abandoned. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT, MERGER SUB NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES (OTHER THAN AS SET FORTH IN THE CONFIDENTIALITY AGREEMENT), WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT, THE OFFER OR THE MERGER, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. NOTHING CONTAINED IN THIS SECTION 11.3 WILL BE CONSTRUED AS A WAIVER OF A CLAIM FOR FRAUD.

Section 11.4. Remedies; Specific Performance. The parties hereto recognize and agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal or state court located in the State of Maryland, in addition to any other remedy to which they are entitled at law or in equity. In the event that any action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law.

Section 11.5. Entire Agreement. This Agreement, together with the Confidentiality Agreement, the Company Disclosure Schedule and the Parent Disclosure Schedule, constitutes the entire agreement among the parties hereto and supersedes all of the prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and the transactions contemplated hereby.

Section 11.6. Assignment. Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, except that Parent may delegate or assign (without any further consent of any parties) all or any of its rights and obligations hereunder to any Affiliate of Parent, provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 11.7. Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person except as provided in Section 8.8.

Section 11.8. Severability. If any provision of this Agreement, or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

Section 11.9. Choice of Law/Consent to Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland.

(b) Each of the Company and Parent hereby irrevocably and unconditionally submits to the sole and exclusive jurisdiction of the courts of the State of Maryland or any court of the United States located in the State of Maryland (the “Maryland Courts”) for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Maryland Courts and agrees not to plead or claim in any Maryland Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Maryland, to appoint and maintain an agent in the State of Maryland as such party’s agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of Maryland.

Section 11.10. Waiver. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

Section 11.11. Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby. Each party hereto (a) certifies that no Representative or any other has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 11.11.

Section 11.12. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Facsimile transmission of any signed original document shall be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

HYPO REAL ESTATE CAPITAL CORPORATION

By:	/s/ Thomas Glynn
Name:	Thomas Glynn
Title:	Authorized Signatory

HRECC SUB INC.

By:	/s/ Thomas Glynn
Name:	Thomas Glynn
Title:	Authorized Signatory

QUADRA REALTY TRUST, INC.

By:	/s/ Robert H. Mundheim
Name:	Robert H. Mundheim
Title:	Chairman of the Board of Directors

ANNEX A

CONDITIONS TO THE OFFER

In addition to Merger Sub’s right to extend, amend and terminate the Offer at any time in its sole discretion (subject to the Agreement and any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act), Merger Sub will not be required to accept for payment, and may delay the acceptance for payment of, any validly tendered shares of Common Stock unless a number of shares of Common Stock representing at least 55% of the sum of (x) the total number of outstanding shares of Common Stock not owned by Parent and its Affiliates plus (y) the total number of shares of Common Stock issuable upon exercise of outstanding options, warrants, conversion privileges and other similar rights shall not have been validly tendered prior to the expiration of the Offer (“Minimum Condition”). Furthermore, notwithstanding any other provision of the Offer (subject to the Agreement and any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act), Merger Sub will not be required to accept for payment or pay for any validly tendered shares of Common Stock if:

(a) any applicable waiting period under the HSR Act shall not have expired or been terminated;

(b) there shall be pending any suit, action, or proceeding brought by any Governmental Authority, (i) challenging the acquisition by Parent or Merger Sub of the shares of Common Stock, seeking to make illegal, materially delay, make materially more costly or otherwise directly or indirectly restrain or prohibit the making or consummation of the Offer and the Merger or the performance of any of the other transactions contemplated by this Agreement or seeking to obtain from the Company, Parent or Merger Sub any damages or penalties that are material in relation to the Company and the Company Subsidiaries taken as whole; (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries or Affiliates of any of the businesses or assets of the Company, Parent or any of their respective Subsidiaries or Affiliates, or to compel the Company, Parent or any of their respective Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the businesses or assets of the Company or Parent, as a result of the Offer, the Merger or any of the other transactions contemplated by the Agreement; (iii) seeking to impose material limitations on the ability of Parent or Merger Sub to acquire or hold, or exercise full rights of ownership of, any shares of Common Stock accepted for payment pursuant to the Offer including, without limitation, the right to vote the shares of Common Stock accepted for payment by it on all matters properly presented to the stockholders of the Company; (iv) seeking to prohibit Parent or any of its Subsidiaries or Affiliates from effectively controlling in any material respect the business or operations of the Company or the Company Subsidiaries; (v) requiring divestiture by Merger Sub or any of its Subsidiaries or Affiliates of any shares of Common Stock; or (vi) which otherwise would, if adversely determined, have a Material Adverse Effect;

(c) there shall be any statute, rule, regulation, executive order, decree, ruling, judgment, decision, order or injunction (including with respect to competition or antitrust matters) enacted, entered, promulgated, issued or enforced by any Governmental Authority, or any statute, rule, regulation, executive order, decree, ruling, judgment, decision, order or injunction which has been proposed by any Governmental Authority with respect to or reasonably deemed applicable (following consultation with outside legal counsel) to, or any material consent or approval withheld with respect to (i) Parent, the Company or any of their respective Subsidiaries or Affiliates or (ii) the Offer or the Merger or any of the other transactions contemplated by the Agreement, by any court or other Governmental Authority, other than applicable waiting periods under the HSR Act as specified in the introductory paragraph above, in any case, that has resulted or, in the reasonable judgment of Parent following consultation with outside legal counsel, is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) though (vi) of paragraph (b) above;

(d) (i) the representations and warranties of the Company contained in the Agreement that are qualified by reference to materiality or Material Adverse Effect shall not be true and correct, and the other representations and warranties of the Company contained in the Agreement shall not be true and correct in all material respects, in each case at the date hereof and as of the consummation of the Offer with the same effect as if made at and as of the consummation of the Offer (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties that are qualified by reference to materiality or Material Adverse Effect shall be true and correct as of such earlier date, and such other representations and warranties shall be true and correct in all material respects as of such earlier date); or (ii) the Company shall have failed to perform or comply in all material respects with its covenants and obligations contained in the Agreement, which failure to perform has not been cured within five (5) Business Days after the giving of written notice to the Company;

(e) there shall have occurred since the date of the Agreement any events or changes which, individually or in the aggregate, constitute or may reasonably be expected to result in a Material Adverse Effect;

(f) the Agreement shall have been terminated in accordance with its terms, or any event shall have occurred which gives Parent or Merger Sub the right (i) to terminate the Agreement pursuant to Article X or (ii) not to consummate the Merger;

(g) there shall have occurred and be continuing (i) any general suspension of trading in, or limitation in prices for securities on any national securities exchange or in the over-the-counter market (other than as a result of market circuit-breakers or other similar procedures); (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory); or (iii) any limitation (whether or not mandatory), by a United States Governmental Authority or agency on the extension of credit by banks or other financial institutions which in the reasonable judgment of Parent or Merger Sub, in any such case, makes it inadvisable to proceed with the Offer or with such acceptance for payment or payments;

(h) all consents, registrations, approvals, permits, authorizations, notices, reports or other filings required to be obtained or made by the Company, Parent or Merger Sub with or from any Governmental Authority or third party in connection with the execution, delivery and performance of the Agreement, the Offer and the consummation of the transactions contemplated by the Agreement shall not have been made or obtained and such failure could reasonably be expected to have a Material Adverse Effect; or

(i) Parent shall have failed to receive a certificate from the Company, in form and substance reasonably satisfactory to Parent, executed by the Chief Executive Officer and Chief Financial Officer of the Company, dated as of the scheduled expiration of the Offer, to the effect that the conditions set forth in paragraph (d) of this Annex A have been satisfied.

Subject to the provisions of Section 2.1 of the Agreement, the foregoing conditions are solely for the benefit of Parent and Merger Sub and may be waived by Parent or Merger Sub in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

Capitalized terms used in this Annex A and not herein defined shall have the meanings ascribed to them in the Agreement to which it is annexed.